Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Introduction

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided to assist readers in understanding the results of the operations, financial condition and cash flows of the Upjohn Business, a business unit of Pfizer Inc. (“Pfizer”). For information about the Upjohn Business, see the section “––Overview of the Upjohn Business, Performance and Operating Environment––The Upjohn Business” included in this MD&A. This MD&A should be read in conjunction with the Upjohn Business’s combined financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 and notes thereto, which are furnished as Exhibit 99.1 to Upjohn Inc.’s Current Report on Form 8-K, dated May 29, 2020 (“Combined Financial Statements” or “Notes to Combined Financial Statements”). The discussion in this MD&A contains a description of the historical performance for the Upjohn Business for periods in which it operated as a business unit of Pfizer. Future results could differ materially from historical performance as a result of various factors such as those discussed in the sections entitled “––Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer” and “––Forward-Looking Information and Factors That May Affect Future Results” included elsewhere in this MD&A.

The Pending Combination of the Upjohn Business and Mylan

Upjohn Inc. (“Newco”) is a recently formed corporation, organized in the State of Delaware on February 14, 2019, and is currently a wholly-owned subsidiary of Pfizer with no operating assets and liabilities and no operations to date. On July 29, 2019, Pfizer, Upjohn Inc. and Mylan N.V. (“Mylan”) and certain of their affiliates entered into a series of agreements (the “RMT Agreements”) to combine the Upjohn Business with Mylan in an all-stock Reverse Morris Trust transaction, creating a new global pharmaceutical company (collectively, the “RMT Transactions”). Under the terms of the agreements, the Upjohn Business will be spun-off or split-off to Pfizer’s stockholders and, immediately thereafter, combined with Mylan. Pfizer stockholders would own 57% of the combined company and former Mylan shareholders would own 43% of the combined company on a fully diluted basis.

Pursuant to the RMT Agreements, Pfizer will contribute the Upjohn Business to Newco and distribute its ownership interest in Newco to Pfizer stockholders via either a spin-off or a split-off (the “Distribution”). Newco will issue $12 billion of debt in connection with its separation from Pfizer, and Newco will make a cash payment to Pfizer equal to $12 billion as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco (the “Cash Distribution”). Immediately thereafter, Newco and Mylan will engage in a strategic combination transaction in which Mylan shareholders will receive shares of Newco common stock (the “Combination”). The RMT Transactions are generally expected to be tax free to Pfizer and Pfizer stockholders. The RMT Transactions are expected to close in the second half of 2020, subject to approval by Mylan shareholders and satisfaction of other customary closing conditions, including receipt of regulatory approvals. The name of the new company to be formed by the planned combination of the Upjohn Business and Mylan will be “Viatris.”

Pfizer, the Upjohn Business and Mylan are in the process of negotiating the terms on which Pfizer would transfer its Meridian Medical Technologies business (“Meridian”), the manufacturer of EpiPen® and other auto-injector products, and/or certain Pfizer assets that currently form part of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (“Mylan-Japan collaboration”) to Viatris following the completion of the proposed combination of the Upjohn Business and Mylan. There can be no assurance that any agreement or transaction will result from these negotiations and if the parties are unsuccessful in their efforts to negotiate the terms of such potential transactions, Meridian and/or the Pfizer assets that currently form part of the Mylan-Japan collaboration will remain with Pfizer. The Upjohn Business’s results of operations, financial condition and cash flows presented in this MD&A and in the Upjohn Business’s Combined Financial Statements and notes thereto do not include the results of operations, assets and liabilities or cash flows of Meridian and the Mylan-Japan collaboration.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

The MD&A is organized as follows:
• Overview of the Upjohn Business, Performance and Operating Environment	Beginning on page 3
This section provides a general description of the Upjohn Business, its performance and operating environment.
• Factors Affecting the Upjohn Business Performance	Beginning on page 4
This section provides information regarding certain factors that may affect the financial performance of the Upjohn Business.
• Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions	Beginning on page 10

This section discusses those accounting policies and estimates that the Upjohn Business considers important in understanding its Combined Financial Statements. For additional discussion of the accounting policies of the Upjohn Business, see Notes to Combined Financial Statements—Note 3. Significant Accounting Policies.

• Components of Revenues and Costs and Expenses	Beginning on page 15
This section provides an explanation of the components of the Upjohn Business’s combined statements of income.
• Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer	Beginning on page 15
This section provides information about the limitations of the predictive value of the Combined Financial Statements.
• Analysis of the Combined Statements of Income	Beginning on page 16
This section consists of the following for all periods presented:
• Revenues	Beginning on page 17

This section provides an analysis of the Upjohn Business’s revenues in total, by segment and geography, and provides an overview of revenue deductions, significant product revenues and several selected products.

• Product Developments	Beginning on page 23
This section provides information about important product developments.
• Costs and Expenses	Beginning on page 23
This section provides a discussion about the drivers of the Upjohn Business’s costs and expenses.
• Provision/(Benefit) for Taxes on Income	Beginning on page 26
This section provides a discussion of items impacting the Upjohn Business’s effective tax rates.
• Non-GAAP Financial Measure (“Adjusted Income”)	Beginning on page 27
This section provides a discussion of an alternative view of performance used by management.
• Analysis of Operating Segment Information	Beginning on page 31
This section provides a discussion of the performance of each operating segment.
• Analysis of the Combined Statements of Comprehensive Income	Beginning on page 36
This section provides an analysis of the components of comprehensive income for all periods presented.
• Analysis of the Combined Balance Sheets	Beginning on page 36
This section provides a discussion of changes in certain balance sheet accounts for all balance sheets presented.
• Analysis of the Combined Statements of Cash Flows	Beginning on page 37
This section provides an analysis of the drivers of the Upjohn Business’s operating, investing and financing cash flows for all periods presented.
• Analysis of Financial Condition, Liquidity and Capital Resources	Beginning on page 39
This section provides an analysis of the Upjohn Business’s ability to meet its short-term and long-term financing needs.
• New Accounting Standards	Beginning on page 41
This section discusses accounting standards that the Upjohn Business has recently adopted, as well as those that recently have been issued, but not yet adopted.
• Contingencies	Beginning on page 42
This section discusses contingencies related to legal and tax matters.
• Forward-Looking Information and Factors That May Affect Future Results	Beginning on page 42
This section provides a description of the risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements presented in this MD&A.
• Financial Risk Management	Beginning on page 44
This section discusses financial risk management, specifically with respect to foreign currency risk and interest rate risk.

Certain amounts in the MD&A may not add due to rounding. All percentages have been calculated using unrounded amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Overview of the Upjohn Business, Performance and Operating Environment

Financial Highlights

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Revenues in 2019 were $10.2 billion, a decrease of 18% compared to $12.4 billion in 2018, which reflects an operational decrease of $1.9 billion, or 16%, and the unfavorable impact of foreign exchange of $249 million, or 2%.

•	Net income in 2019 was $4.9 billion, compared to $6.1 billion in 2018.

•	Net cash flows from operations in 2019 were $4.7 billion, compared to $5.7 billion in 2018.

The financial results of the Upjohn Business in 2019 reflect the impact of the loss of exclusivity of Lyrica in the U.S. and various other products. See the “—Factors Affecting the Upjohn Business Performance—Industry Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section below for more information.

See the “—Analysis of the Combined Statements of Income—Revenues—Overview” section below for more information, including a discussion of key drivers of revenue performance.

In addition to the lower revenues, see the “—Analysis of the Combined Statements of Income––Costs and Expenses and—Provision/(Benefit) for Taxes on Income” sections below for a discussion of key drivers of earnings performance.

The Upjohn Business

The Upjohn Business is a business unit of Pfizer and a global pharmaceutical company with a portfolio of well-established primarily off-patent branded and generic medicines, headquartered in China. Its pharmaceutical products are used to treat non-communicable diseases (“NCDs”). It commercializes, manufactures and develops pharmaceutical products across a broad array of therapeutic areas, including cardiovascular, pain and neurology, psychiatry, urology and ophthalmology. The Upjohn Business’s revenues are derived from the sale of its pharmaceutical products in approximately 120 countries around the world. As a business unit of Pfizer, the Upjohn Business has a portfolio of 20 globally recognized brands including Lipitor, Lyrica, Norvasc, Celebrex and Viagra, as well as a U.S.-based generics platform, Greenstone.

The Upjohn Business and the pharmaceutical industry in general are characterized by meaningful differences in customer needs across different regions. As a result of these differences, among other things, the Upjohn Business manages its commercial operations through three geographic regions: Developed Markets, Greater China and Emerging Markets. For additional information about this operating structure, see Notes to Combined Financial Statements––Note 18A. Segment, Geographic and Revenue Information: Segment Information.

The Upjohn Business directly markets its portfolio of 20 globally recognized brands, including Lipitor, Lyrica, Norvasc, Celebrex and Viagra, to physicians, patients, pharmacists, insurers, government agencies and other healthcare providers located across the world. It has approximately 7,900 sales and marketing personnel across its geographic segments. Markets where it directly promotes its products represented over 90% of its sales in 2019. It also works with commercial partners, including Pfizer, to reach markets where it does not have a direct commercial presence.

In addition to its sales and marketing teams, the Upjohn Business has a team of medical affairs professionals who work to identify unmet needs of patients and healthcare professionals, forge partnerships with experts and other key stakeholders and conduct medical education activities. The Upjohn Business’s extensive experience generating clinical and real-world evidence supports appropriate use of its products and cultivates new insight into patient needs, including through partnerships with healthcare stakeholders. The Upjohn Business’s medical affairs professionals are deployed around the world to communicate this clinical and real-world evidence through these key partnerships and other forums to educate about NCDs, increase awareness of the Upjohn Business’s medicines and improve diagnosis and treatment rates. The Upjohn Business also uses its vast real-world database to identify, develop and launch new product indications, formulations and enhancements to further meet patient needs. The Upjohn Business’s global regulatory affairs and safety organization facilitates its product launches and regulatory, compliance and safety monitoring activities.

The Upjohn Business has eight manufacturing facilities around the world producing active pharmaceutical ingredients and finished dosage forms. In 2019, the Upjohn Business manufactured about 85% of the volume of active pharmaceutical ingredients for its pharmaceutical products with the remainder of its active pharmaceutical ingredients manufactured by Pfizer or third-party partners.

The pharmaceutical industry is highly competitive and highly regulated, including within the U.S. and China markets. As a result, the Upjohn Business faces a number of industry-specific factors and challenges, which can significantly impact its results and trends. These factors include, among others: the regulatory environment and pricing and access pressures, the loss or expiration of intellectual property rights, competition and the ability to expand its product portfolio. The

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Upjohn Business also faces challenges as a result of the global economic environment. For additional information about these and other factors and challenges, see the “––Factors Affecting the Upjohn Business Performance,” and the “–– Forward Looking Information and Factors That May Affect Future Results” sections elsewhere in this MD&A.

The financial information included in the Upjohn Business’s Combined Financial Statements for its subsidiaries operating outside the United States is as of and for the year ended November 30 for each year presented. The Upjohn Business’s fiscal year-end for U.S. subsidiaries is as of and for the year ended December 31 for each year presented.

References to Developed Markets, Greater China and Emerging Markets in this MD&A include:

Developed Markets	U.S., Canada, Europe (including Eastern Europe), Russia and other former Soviet Union countries, Turkey, Israel, Japan, South Korea, Australia, and New Zealand

Greater China	China, Hong Kong, Macau, and Taiwan

Emerging Markets	Asia (excluding Greater China, Japan and South Korea), Latin America, Africa, and the Middle East

References to operational variances in this MD&A pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, current year U.S. dollar results by the current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year average foreign exchange rates. Although exchange rate changes are part of the Upjohn Business, they are not within its control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, the Upjohn Business believes presenting operational variances provides useful information to evaluate the results of its business.

For information about the Upjohn Business’s business development initiatives, see Notes to Combined Financial Statements––Note 4. Collaborative Arrangements and Note 20. Subsequent Events.

The Pending Combination of the Upjohn Business and Mylan

On July 29, 2019, Pfizer announced it had entered into definitive agreements to combine the Upjohn Business with Mylan in an all-stock Reverse Morris Trust transaction, creating a new global pharmaceutical company. Under the terms of the agreements, the Upjohn Business will be spun-off or split-off to Pfizer’s stockholders and, immediately thereafter, combined with Mylan. Pfizer stockholders would own 57% of the combined company and former Mylan shareholders would own 43% of the combined company on a fully diluted basis. The name of the new company to be formed by the planned combination of the Upjohn Business and Mylan will be “Viatris.” The RMT Transactions are generally expected to be tax free to Pfizer and Pfizer stockholders. The RMT Transactions are expected to close in the second half of 2020, subject to Mylan shareholder approval and other customary closing conditions, including receipt of regulatory approvals. For additional information about the transactions, see the “—Introduction” section above.

Factors Affecting the Upjohn Business Performance

The Global Economic Environment

The Upjohn Business, like other businesses of its size, is exposed to the economic cycle, conditions and events, which impact its operations globally. The Upjohn Business maintains a strong financial position while operating in a complex global environment. Due to its significant operating cash flows, the Upjohn Business continues to believe that it has, and will maintain, the ability to meet its liquidity needs for the foreseeable future. As market conditions change, the Upjohn Business continues to monitor its liquidity position.

Brexit. The Upjohn Business continues to monitor the development of formal changes in the relationship between the United Kingdom (the “U.K.”) and the European Union (the “EU”) caused by the U.K.’s withdrawal from the EU, which is commonly referred to as “Brexit.” Following the General Election in December 2019, the new U.K. parliament approved the negotiated withdrawal agreement and the U.K. withdrew from the EU on January 31, 2020 with status quo arrangements through a transition period scheduled to end on December 31, 2020. During this transition period, the U.K. and EU are negotiating their future trading relationship, which is due to take effect on January 1, 2021. The terms of this future relationship continue to be uncertain, which may pose certain implications to the Upjohn Business’s commercial and general business operations in the U.K. and the EU, including the supply of its products. It is expected that the U.K. will operate outside of the EU system of medicines regulation after the expiration of the transition period. Both the U.K. and the EU have issued guidance for the industry on how medicines, medical devices and clinical trials will be separately regulated in their respective territories. The Upjohn Business has substantially completed its preparations for Brexit, having made the changes necessary to meet relevant requirements in the EU and the U.K., through the transition period and afterwards, especially in the regulatory, manufacturing and supply chain areas. Details on how Brexit will be finally executed will dictate what the resulting impact on the Upjohn Business may be in the U.K. and/or the EU. The Upjohn Business generated 1% of its worldwide revenues from the U.K. in 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

COVID-19 Pandemic. In December 2019, illnesses associated with a novel disease caused by a strain of coronavirus (“COVID-19”) were reported and the virus has since caused widespread and significant disruptions to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. The Upjohn Business and its operations, financial condition and results have been impacted to varying degrees, which the Upjohn Business currently expects to primarily impact the second quarter of 2020.

The Upjohn Business is continuing to monitor the impact of the latest developments regarding the COVID-19 pandemic on its business, operations, financial condition and results, and has made certain assumptions regarding the pandemic for purposes of its operational planning and financial projections, including assumptions regarding the duration and severity of the pandemic and the global macroeconomic impact of the pandemic. Despite careful tracking and planning, however, the Upjohn Business is unable to accurately predict the extent of the impact of the pandemic on its business, operations, financial condition and results due to the uncertainty of future developments, including the speed and extent of the continued spread of the coronavirus globally, the duration of the pandemic, new information that may emerge concerning the severity and incidence of COVID-19, the safety, efficacy and availability of a vaccine and treatments for COVID-19, the global macroeconomic impact of the pandemic and governmental or regulatory actions to contain the virus or control supply of medicines. The Upjohn Business is focused on all aspects of its business and is implementing measures aimed at mitigating issues where possible, including by using digital technology to assist in operations for the Upjohn Business’s commercial, manufacturing, research, development, medical and enabling functions globally.

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Colleagues. The Upjohn Business’s colleagues and customers have both had disruptions to the normal ways of working. Over the last several months, the Upjohn Business’s colleagues in most locations who have been able to perform their job functions outside of the Upjohn Business’s facilities have been working remotely. Such work-from-home mandates have begun to subside in certain jurisdictions; for example, in China, the first country to be impacted by the pandemic, beginning in April, Upjohn Business colleagues began to return to Upjohn Business facilities, under strict new conditions to ensure and monitor health and safety. Governments in certain countries in Europe and other parts of the world and certain states within the U.S. have begun to phase out their work-from-home or shelter-in-place orders, and accordingly, detailed plans and protocols are being developed by the Upjohn Business for colleagues returning to its facilities. Certain of the Upjohn Business’s colleagues, primarily those in the Upjohn Global Supply organization, have roles whose physical presence at the Upjohn Business’s facilities is required to perform their job function. These colleagues have continued to report to work throughout the pandemic but have been and continue to be subject to strict protocols intended to reduce the risk of transmission, including social distancing, maintaining contact logs, increased cleaning and use of personal protective equipment as necessary.

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Sales and Marketing. The Upjohn Business has experienced an impact on its sales and marketing activities due to widespread restrictions on in-person meetings with healthcare professionals and the refocused attention of the medical community on fighting COVID-19. Access to prescribers for sales force colleagues during the outset and course of the pandemic has been mixed, with those in key markets around the world unable to meet in-person with healthcare professionals.

As a result of the lower number of in-person meetings with prescribers and restrictions on patient movements due to government-mandated work-from-home or shelter-in-place policies, the rate of new prescriptions for certain products has slowed, which is currently expected to primarily impact the Upjohn Business’s second quarter of 2020 financial results. These declines are expected to be partially offset, as during the pandemic period there has been an ensuing increase in telemedicine prescription trends and mail-order deliveries, along with existing patients refilling prescriptions that extend the per-prescription treatment duration to avoid going to the pharmacies as frequently. Further, pharmacies have purchased incremental stock to ensure supply and there has been some reduction in switch rates from branded medicine prescriptions to generics.

Certain products of the Upjohn Business have been impacted during the pandemic, including reduced demand for certain hospital products and certain products in the retail channel, due to the general public’s overall avoidance of these locations. Conversely, certain other products saw a temporary increase in demand, including a moderate positive impact in the first quarter of 2020 to the Upjohn Business’s cardiovascular products in China, resulting from a supply shortage by a local generics manufacturer, and short-term higher sales in early 2020 of azithromycin, a generic anti-infective drug sold by the Upjohn Business in the U.S. only through its Greenstone platform. While it appears that physicians may have been prescribing azithromycin to treat certain patients with COVID-19 related conditions, the product is not approved for use in the treatment and prevention of COVID-19, and, therefore, the Upjohn Business does not know the benefit/risk profile for its use in this disease.

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Manufacturing and Supply Chain. The Upjohn Business’s manufacturing and supply chain professionals have been working continuously in an effort to ensure continued patient access to the Upjohn Business’s medicines. Across the Upjohn Business’s plant network, the Upjohn Business has implemented a preparedness plan to control site operations. To date, the Upjohn Business has not seen a significant disruption in its supply chain, and all of the Upjohn Business’s manufacturing sites around the world have continued to operate at or near normal levels. So far, the Upjohn Business has been able to mitigate any distribution issues that may have arisen. The Upjohn Business is not currently experiencing product supply issues as a result of COVID-19 but continues to monitor for actions by governments that could potentially result in disruptions to cross-border supply movements, or other potential disruptions to the supply chain.

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Financial Condition and Access to Capital Markets. Due to the Upjohn Business’s significant operating cash flows, as well as the Upjohn Business’s financial assets, the Upjohn Business believes it has, and will maintain, the ability to meet liquidity needs for the foreseeable future. In addition, Newco, the legal entity to which Pfizer will contribute the Upjohn Business pursuant to the RMT Agreements, is expected to have sufficient access to the capital markets to raise, at competitive bond interest rates, the $12 billion debt issuance, the proceeds from which will be paid to Pfizer as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco. Also, Newco has obtained financing commitments from certain financial institutions that would permit it to incur borrowings in the event that sufficient funding cannot be raised in the capital markets.

The Upjohn Business will continue to pursue efforts to maintain the continuity of the Upjohn Business’s operations while monitoring for new developments related to the COVID-19 pandemic, which are unpredictable. Future COVID-19 developments could result in additional favorable or unfavorable impacts on the Upjohn Business and its operations, financial condition and results. For additional information, please also see Part II, Item 1A, “Risk Factors” of Upjohn Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2020.

For further discussion of the financial condition of the Upjohn Business, see the “—Analysis of Financial Condition, Liquidity and Capital Resources” section of this MD&A.

Industry Trends

A number of factors affect the demand for pharmaceutical products globally, including:

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Increasing Global Life Expectancy: The life expectancy of the global population has increased. The aging population has led to an expanded patient pool suffering with chronic diseases, which in turn has contributed to increased demand for medicines that treat these diseases.

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Growing Urban Population and Middle Class: A growing and more affluent urban population has led to greater pharmaceutical spending. In addition, the middle class across the globe has grown, especially within emerging markets. The growth of the worldwide urban population and the middle class has resulted in a shift in disease prevalence, better access to care and an increase in ability to pay, which in turn have led to higher per capita healthcare spend.

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Increasing Government Support: Governments around the globe are increasing healthcare spending and adopting policies to encourage the use of medical insurance. The effect of these trends is expected to be the most pronounced in China as well as certain emerging markets.

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Payer Focus on Pricing and Reimbursement: Governments and private third-party payers manage the costs of pharmaceutical products through various means, such as leveraging their purchasing power, implementing price controls or demanding price cuts (directly or by rebate actions). In the United States, there have been a number of recent regulatory and legislative efforts to limit or reduce drug prices at both the federal and state levels. Certain governments, including the different EU member states, Canada, South Korea and some other developed markets, provide healthcare at low-to-zero direct cost to consumers at the point of care and have significant power as large single payers to regulate pharmaceutical prices or patient reimbursement levels. International reference pricing (i.e., the practice of a country linking its regulated medicine prices to those of other countries) adds to the regional impact of price cuts in individual countries. In China, the government has implemented quality consistency evaluation (“QCE”) for certain generic drugs. Generic drugs that have passed this evaluation are entitled to certain benefits, including preferential treatment with regard to medical insurance and the centralized tender process. In March 2019, China launched a pilot project for centralized volume-based procurement (“VBP”) of certain drugs covering 11 major cities, which created additional pricing and volume pressure for drugs that are subject to the program. In July 2019, China’s government announced a plan for a nationwide expansion of the volume- based procurement model, which was finalized in September 2019 and began in December 2019. Furthermore, the Chinese

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

government has discussed moving toward efforts within the next two to three years to unify the reimbursement price between QCE-approved generic medicines and the applicable original medicines. The Chinese government has issued guidelines on a selection of post-loss of exclusivity (“LOE”) drugs as the originator reference products and published multiple lists of originator reference products for the purpose of the QCE process. The government has indicated that additional post-LOE drugs could be subjected to QCE qualification in future rounds, which could also be tied to volume-based procurement. The scope of future QCE products and timing of any program expansion is currently unknown, making it difficult to determine the impact on the Upjohn Business’s business and financial condition. The Upjohn Business is taking steps to mitigate the revenue impact of these initiatives and to monitor the market for developments but anticipates that they will continue to affect its operations in China going forward.

Industry-Specific Challenges

Regulatory Environment/Pricing and Access

The pricing of medicines by pharmaceutical manufacturers and the cost of healthcare, which includes medicines, medical services and hospital services, continues to be important to payers, governments, patients and other stakeholders. The Upjohn Business believes that medicines are among the most powerful tools for patients in curing, treating and preventing illness and disability, and that all patients should have appropriate access to the medicines their doctors prescribe. The Upjohn Business may consider a number of factors when determining a medicine’s price, including, for example, costs to develop, manufacture and distribute, its impact on patients and their disease, other available treatments, and its potential to reduce other healthcare costs such as hospital stays, and affordability. The Upjohn Business may also consider its investments to maintain the quality, safety and reliability of its medicines, and consults physicians, payers and patient groups, as appropriate. The Upjohn Business also negotiates with insurers, both public and private, often providing discounts to them from the initial price. The price that patients pay in the U.S. for the medicines their physicians prescribe is ultimately set by healthcare providers and insurers. On average, in the U.S., insurers impose a higher out-of-pocket burden on patients for prescription medicines than for comparably priced medical services. In many countries, purchasing decisions are made through a tendering process with governments, insurers and group purchasing organizations. Tendering may be done through large-volume centralized contracts or small-volume decentralized contracts. The Upjohn Business will continue to work with insurance providers, governments and others to improve access.

Pricing and reimbursement for the pharmaceutical products of the Upjohn Business depends in part on government regulation. For example, the majority of states in the U.S. use preferred drug lists to restrict access to certain pharmaceutical products under Medicaid. The Upjohn Business also faces a number of regulatory pricing pressures in the different EU member states, Japan, China, Canada, South Korea and other countries. Efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products, including legislation on drug importation, could adversely affect the Upjohn Business if implemented.

All pharmaceutical companies, including the Upjohn Business, are subject to extensive, complex, costly and evolving government regulation. For the U.S., this system of regulation is principally administered by the U.S. Food and Drug Administration (“FDA”), and outside the U.S. it is administered by varying regulatory agencies in countries where products or product candidates are being manufactured and/or marketed. Regulators worldwide are focused on not only the safety and efficacy of pharmaceutical products but also the quality of those products, which are introduced to patient populations. These regulators generally have regulatory authority over the development, testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale, distribution and import/export of drugs. In addition, regulatory agencies periodically inspect the Upjohn Business’s drug manufacturing facilities to evaluate compliance with applicable good manufacturing practices requirements. Even after regulatory approval has been obtained, agencies continue to have substantial authority to require additional testing, perform inspections, change product labeling based on post-marketing safety information or mandate withdrawals of pharmaceutical products.

U.S.

Currently, the Upjohn Business is required to offer discounted pricing or rebates on purchases of pharmaceutical products under various U.S. federal and state healthcare programs, such as the Medicaid Drug Rebate Program, the “federal ceiling price” drug pricing program, the 340B drug pricing program and the Medicare Part D Program. The Upjohn Business must also report specific prices to government agencies under healthcare programs, such as the Medicaid Drug Rebate Program. Government and private third-party payers routinely seek to manage utilization and control the costs of the Upjohn Business’s products.

In the U.S., there continues to be considerable public and government scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals. Efforts by government officials or legislators to implement measures to regulate prices or payment for pharmaceutical products, including legislation on drug importation, could adversely affect the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

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Upjohn Business if implemented. Measures to address the perceived high cost of pharmaceuticals are being considered by Congress, the Presidential Administration and select states. Proposals for even more far-reaching reform, such as immediately eliminating or phasing out private health insurance, were being proposed by some of the earlier Democratic candidates for U.S. President during the presidential primary election process. There have also been legislative efforts in several states within the United States to address drug costs, which generally have focused on increasing transparency around drug costs or limiting drug prices. Certain state legislation has been subject to legal challenges. Adoption of new legislation regulating drug pricing at the United States federal or state level could further affect demand for, or pricing of, the Upjohn Business’s products.

There have been significant efforts at the United States federal and state levels to reform the healthcare system by enhancing access to healthcare, improving the delivery of healthcare and further rationalizing payment for healthcare. The Upjohn Business faces uncertainties due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“ACA”). The revenues generated for the Upjohn Business by the health insurance exchanges and Medicaid expansion under the ACA are not material, so the impact of the change in law is expected to be limited. Any future healthcare reform efforts may adversely affect the Upjohn Business and financial results.

The potential for additional pricing and access pressures in the commercial sector continues to be significant. Private third-party payers, such as health plans, increasingly challenge pharmaceutical product pricing, which could result in lower prices, lower reimbursement rates and a reduction in demand for the Upjohn Business’s products. Pricing pressures for products of the Upjohn Business may occur as a result of highly competitive insurance markets. Healthcare provider purchasers, directly or through group purchasing organizations, are seeking enhanced discounts or implementing more rigorous bidding or purchasing review processes.

The Upjohn Business recorded the following amounts as a result of the U.S. Healthcare Legislation:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Reduction to Revenues, related to the Medicare “coverage gap” discount provision	$177	$245	$212
Selling, informational and administrative expenses, related to the fee payable(a) to the federal government (which is not deductible for U.S. income tax purposes), based on the Upjohn Business’s prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs. 2018 also reflected a favorable true-up associated with the updated 2017 invoice received from the federal government, which reflected a lower expense than what was previously estimated for invoiced periods.	$37	$50	$92

(a)

This amount is an allocation of the Pfizer Inc. fee payable and may not be comparable to future fees payable as a result of the way in which the U.S. government calculates such fee, which is based on a company’s market share of branded U.S. prescription drug sales made to or funded by specified government programs.

International

Outside the U.S., certain governments, including the different EU member states, Japan, China, Canada and South Korea, have significant power as large single payers to regulate prices and may use a variety of cost-containment measures for pharmaceutical products of the Upjohn Business, including price cuts, mandatory rebates, public or private health technology assessments, forced localization as a condition of market access, international reference pricing, quality consistency evaluation processes and volume-based procurement. In addition, the international patchwork of price regulation, differing economic conditions and incomplete value assessments across countries has led to varying access to quality medicines in many markets and some third-party trade in products of the Upjohn Business between countries.

In particular, international reference pricing adds to the regional impact of price cuts in individual countries and hinders patient access and innovation. Price variations, exacerbated by international reference pricing systems, also have resulted from exchange rate fluctuations. The downward pricing pressure resulting from this dynamic can be expected to continue as a result of reforms to international reference pricing policies and measures targeting pharmaceuticals in some European countries.

In China, healthcare is largely driven by a public payer system, with public medical insurance as the largest single payer for pharmaceuticals, and pricing pressures have increased in recent years. Government officials have consistently emphasized the importance of improved health outcomes, the need for healthcare reform and decreased drug prices as key indicators of progress towards reform.

In 2019, China’s government negotiated with companies to add approximately 90 innovative drugs (mainly oncology medicines) to the National Reimbursement Drug List. This builds on 60 drugs already added through negotiation in 2017 and 2018. Prices for drugs were reduced dramatically through this government-led process. While these negotiations included a

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path to access for companies, market access is not strictly assured. In addition, significant questions about the processes and negotiations for provincial tendering remain, as well as the need for multi-layered negotiations across provincial, municipal and hospital levels.

In the off-patent space, in 2013, China began to implement a QCE process in order to improve the quality of domestically manufactured generic drugs, primarily by requiring such drugs to pass a test to assess their bioequivalence to a qualified reference drug (typically the originator drug). In 2018, numerous local generics were officially deemed bioequivalent under QCE. A pilot project for centralized volume-based procurement was then initiated including 25 molecules of drugs covering 11 major Chinese cities. Under this procurement model, a tender process has been established where a certain portion of included molecule volumes are guaranteed to tender winners. The program is intended to contain healthcare cost by driving utilization of generics that have passed QCE, which has resulted in dramatic price cuts for off-patent medicines.

The Upjohn Business and most off-patent originators were not successful in the first bidding process under this VBP pilot, which was finalized in December 2018 and implemented in March 2019, and most contracts went to local generic companies. The first bidding process resulted in significant price cuts by the successful bidders, with some bidders reducing the price of their products by as much as 96%, as companies attempted to secure volumes on the Chinese pharmaceutical market. The drugs which lost the bidding were also requested to reduce their selling price up to 30% based on the price difference with the successful bidder. China’s government began nationwide expansion of the VBP pilot in December 2019.

The expanded model, which is being implemented nationwide, applies to certain drugs that are purchased for public hospitals as well as some military and private medical institutions. The Upjohn Business and most originator brands were not successful in the bidding process for this nationwide expansion, and those contracts mostly went to local Chinese generic companies. The Upjohn Business continues to experience downward pricing pressure on its products in several provinces. As expected, the QCE-qualified generic makers of atorvastatin and amlodipine bid aggressively, lowering prices even further from the March 2019 tender. The Upjohn Business continues to take steps to mitigate the revenue impact of these initiatives but anticipates that they will continue to affect its operations in China going forward. The Upjohn Business expects to utilize its presence in the retail channel and tendering capabilities to mitigate some of these pricing pressures. In addition, the Upjohn Business believes that its geographic expansion to under-penetrated and lower-tiered cities and counties and additional focus on non-tendered products will increase sales volumes in Greater China and partially mitigate pressures from QCE. In late 2019, China announced another round of expansion of the national VBP program which covers 33 new molecules, but none of these are Upjohn products.

Furthermore, the Chinese government has discussed moving toward efforts to unify the reimbursement price between QCE- approved generic medicines and the applicable original medicines. The government currently plans to implement this universal reimbursement price initiative within the next two to three years. If this policy is implemented, the new reimbursement level for the Upjohn Business’s products will likely be lower than the current reimbursement level, placing additional pressures on price and/or patient copays. There remains uncertainty as to whether, when and how this policy may be officially implemented. The Chinese government could also enact other policies that may increase pricing pressures or have the effect of reducing the volume of sales available to the Upjohn Business’s products. This potential policy, and any other policies like it that could increase pricing and copay pressures on the Upjohn Business’s drug products in China, could have an adverse effect on the Upjohn Business’s business, financial condition and results of operations. The government has issued guidelines on a selection of post-LOE drugs as the originator reference products and published multiple lists of originator reference products for the purpose of the QCE process. The government has indicated that additional post-LOE drugs could be subjected to QCE qualification in future rounds, which could also be tied to volume-based procurement. The scope of future QCE products and timing of any program expansion is currently unknown, making it difficult to determine the impact on the Upjohn Business’s business and financial condition. The Upjohn Business will continue to monitor the market for developments.

Recent Losses and Expected Losses of Product Exclusivity

The loss, expiration or invalidation of intellectual property rights or patent litigation settlements with generic manufacturers can have a significant adverse effect on the revenues of the Upjohn Business. When generic competition does commence, the resulting price competition can substantially decrease revenues of the Upjohn Business for the impacted products, often in a very short period of time. Most of the Upjohn Business’s current products have experienced patent-based expirations or loss of regulatory exclusivity in certain markets in the last few years. However, even though all of its key branded products have lost exclusivity in major markets (other than Lyrica and Effexor in Japan), the Upjohn Business believes that there is strong demand for its products, despite the availability of non-branded generic alternatives. Pediatric exclusivity for Lyrica expired in the United States in June 2019 and anticipated multi-source generic competition began on July 19, 2019. As a result, the Upjohn Business experienced, as expected, a significant decline in sales of Lyrica in the United States and, therefore, a decline in the percentage of its revenue contributed by the Developed Markets segment beginning in the third quarter of 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

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The following table provides information about certain of the Upjohn Business’s products recently experiencing, or expected to experience within the next three years, patent expirations or loss of regulatory exclusivity in the U.S., Europe or Japan, showing, by product, the key dates or expected key dates, the markets impacted and the revenues associated with those products in those markets:

Products	Key Dates(a)	Markets Impacted	Product Revenues in Markets Impacted (millions of dollars)
			2019	2018	2017
Viagra(b)	June 2013	Major European markets(e)	$153	$287	$837
	May 2014	Japan
	December 2017	U.S.
Lyrica(c)	July 2014	Major European markets(e)	2,895	4,493	4,456
	June 2019	U.S.
	April 2022	Japan
Relpax	December 2015	Major European markets(e)	43	114	202
	December 2016	U.S.
	December 2018	Japan
Celebrex(d)	November 2019	Japan	283	248	235

(a)	Unless stated otherwise, “Key Dates” indicate patent-based expiration dates.
(b)	As a result of a patent litigation settlement, a competitor launched a generic version of Viagra in the U.S. in December 2017.
(c)

In November 2018, the FDA granted pediatric exclusivity for Lyrica in the U.S. for an additional six months to June 2019; pediatric exclusivity applies to both the basic product patent for Lyrica and a method of treatment patent, both of which expired in the U.S. in December 2018.

(d)	The composition of matter patent in Japan expired in November 2019 (including patent term extension).
(e)	Includes Italy, Spain, the United Kingdom, France and Germany.

The financial results of the Upjohn Business in 2019 reflect the impact of the loss of exclusivity of various products discussed above.

Intellectual Property Rights

The Upjohn Business continues to employ innovative approaches designed to prevent counterfeit pharmaceuticals from entering the supply chain and to achieve greater control over the distribution of its products.

Product Development Initiatives

The research, development and medical platform of the Upjohn Business combines extensive medical expertise, science-driven innovation capabilities and research and development operations to support patient needs, with the overall objective of decreasing the burden of NCDs worldwide. Although its near-term focus is not on in-house drug discovery, the Upjohn Business brings an integrated research, development and medical platform to the market to further develop the products in its portfolio including new formulations or indications. These activities involve a degree of risk and cost and there can be no assurance that the further development of any particular product, new indication or formulation will achieve the desired profile, will be approved by regulators or will be successful commercially.

The Upjohn Business has developed end-to-end experience across the total product life cycle, which includes global regulatory licensing, launch, growth and post-approval lifecycle management. The Upjohn Business’s platform uses its vast real-world data and medical insights to maximize the impact of its existing product portfolio by examining whether there is an opportunity for new indications, label extensions, product formulations, and market registrations and expansions for its products. The Upjohn Business also uses its platform to determine whether there is an opportunity to integrate new products into its portfolio.

Competition

The global pharmaceutical market is highly competitive and fragmented. The Upjohn Business faces competition from companies that have products that treat the same diseases and conditions that its products treat. Certain of its competitors also produce and sell the same underlying molecule as its originator brands. The major global competitors of the Upjohn Business include large pharmaceutical companies that manufacture and sell off-patent medicines for the same indications as its products, large pharmaceutical companies that sell generic alternatives of its molecules and regionally focused generic companies. The Upjohn Business believes that it competes on the basis of brand efficacy/safety, brand recognition, promotion activities, price, product quality and supply reliability, and customer relationships.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

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Foreign Exchange Rates

Significant portions of the Upjohn Business’s revenues, costs and expenses, as well as its substantial international net assets, are exposed to changes in foreign exchange rates. The Upjohn Business’s products are sold in approximately 120 countries, and as a result, its revenues are influenced by changes in foreign exchange rates. In 2019, approximately 65% of revenues of the Upjohn Business were denominated in currencies other than the U.S. dollar. In 2018, approximately 55% of its revenues were denominated in currencies other than the U.S. dollar. As the Upjohn Business operates in multiple currencies other than the U.S. dollar, including the Chinese renminbi, the Japanese yen, the euro, the Korean won, and approximately 53 other currencies, changes in those currencies relative to the U.S. dollar will impact its revenues and expenses. If the U.S. dollar were to weaken against another currency, assuming all other variables remained constant, its revenues would increase, having a positive impact on earnings, and its overall expenses would increase, having a negative impact on earnings. Conversely, if the U.S. dollar were to strengthen against another currency, assuming all other variables remained constant, its revenues would decrease, having a negative impact on earnings, and its overall expenses would decrease, having a positive impact on earnings. Therefore, significant changes in foreign exchange rates can impact its results. As a business unit of Pfizer and under Pfizer’s global cash management system, the Upjohn Business has sought to manage its foreign exchange risk in part through operating means, including managing same-currency revenues in relation to same-currency costs and same-currency assets in relation to same-currency liabilities. In 2019, approximately 35% of revenues of the Upjohn Business occurred in U.S. dollars, and in 2019 its revenue growth compared to 2018 was unfavorably impacted by approximately 2% from changes in foreign currency values relative to the U.S. dollar. In 2018, approximately 45% of revenues of the Upjohn Business occurred in U.S. dollars, and in 2018 its revenue growth compared to 2017 was favorably impacted by approximately 1% from changes in foreign currency values relative to the U.S. dollar. The amount of the Upjohn Business’s revenues denominated in U.S. dollars and in currencies other than the U.S. dollar may vary in the future. The impact of possible currency devaluations in countries experiencing high inflation rates or significant exchange fluctuations can impact its results.

These above-mentioned factors that may affect the Upjohn Business should be considered along with information presented in the “—Forward-Looking Information and Factors That May Affect Future Results” section in this MD&A.

Significant Accounting Policies and Application of Critical Accounting Estimates and Assumptions

For a description of the significant accounting policies of the Upjohn Business, see Notes to Combined Financial Statements—Note 3. Significant Accounting Policies. Of these policies, the following are considered critical to an understanding of the Combined Financial Statements of the Upjohn Business as they require the application of the most subjective and the most complex judgments: (i) Fair Value (Note 3D); (ii) Revenues (Note 3F); (iii) Asset Impairments (Note 3K); (iv) Tax Assets and Liabilities and Income Tax Contingencies (Note 3N); (v) Benefit Plans (Note 3O); and (vi) Legal and Environmental Contingencies (Note 3P).

The following is a discussion about the critical accounting estimates and assumptions impacting the Combined Financial Statements of the Upjohn Business. See also Notes to Combined Financial Statements––Note 3B. Significant Accounting Policies: Estimates and Assumptions for a discussion about the risks associated with estimates and assumptions.

For a discussion of recently adopted accounting standards, see Notes to Combined Financial Statements––Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard.

Fair Value

For a discussion about the application of fair value to the Upjohn Business’s benefit plan assets, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

For a discussion about the application of fair value to the Upjohn Business’s asset impairment reviews, see “Asset Impairment Reviews” below.

Revenues

Gross product revenues of the Upjohn Business are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of the related obligations, and as such, knowledge and judgment are required when estimating the impact of these revenue deductions on gross sales for a reporting period.

Historically, the Upjohn Business’s adjustments of estimates to reflect actual results or updated expectations have not been material to its overall business. On a quarterly basis, its adjustments of estimates to reflect actual results generally have been less than 1% of revenues and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends. If any of its ratios, factors, assessments, experiences or judgments are not indicative or accurate predictors of its future experience, results of the Upjohn

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Business could be materially affected. The sensitivity of its estimates can vary by program, type of customer and geographic location. However, estimates associated with U.S. Medicare, Medicaid and performance-based contract rebates are most at risk for material adjustment because of the extensive time delay between the recording of the accrual and its ultimate settlement, an interval that can generally range up to one year. Because of this time lag, in any given quarter, adjustments to actual obligations can incorporate revisions of several prior quarters.

Asset Impairment Reviews

The Upjohn Business reviews all of its long-lived assets for impairment indicators throughout the year. It performs impairment testing for indefinite-lived intangible assets and goodwill at least annually and for all other long-lived assets whenever impairment indicators are present. When necessary, the Upjohn Business records charges for impairments of long-lived assets for the amount by which the fair value is less than the carrying value of these assets. The impairment review processes are described in the Notes to Combined Financial Statements––Note 3K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

Examples of events or circumstances that may be indicative of impairment include:

•	A significant adverse change in legal factors or in the business climate that could affect the value of the asset.

•

A significant adverse change in the extent or manner in which an asset is used. For example, restrictions imposed by the FDA or other regulatory authorities could affect the ability of the Upjohn Business to manufacture or sell a product.

•

A projection or forecast that indicates losses or reduced profits associated with an asset. This could result, for example, from a change in a government reimbursement program that results in an inability to sustain projected product revenues and profitability. This also could result from the introduction of a competitor’s product that results in a significant loss of market share or the inability to achieve the previously projected revenue growth, as well as the lack of acceptance of a product by patients, physicians and payers.

Identifiable Intangible Assets

When the Upjohn Business is required to determine the fair value of intangible assets other than goodwill, it uses an income approach, specifically the discounted cash flow method. The Upjohn Business starts with a forecast of all the expected net cash flows associated with the asset, which includes the application of a terminal value for indefinite-lived assets, and then it applies an asset-specific discount rate to arrive at a net present value amount. Some of the more significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections and the selection of a long-term growth rate; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

While all intangible assets other than goodwill can face events and circumstances that can lead to impairment, in general, intangible assets other than goodwill that are most at risk of impairment include newly acquired or recently impaired indefinite-lived brand assets. Newly acquired and recently impaired indefinite-lived assets are more vulnerable to impairment as the assets are recorded at fair value and are then subsequently measured at the lower of fair value or carrying value at the end of each reporting period. As such, immediately after acquisition or impairment, even small declines in the outlook for these assets can negatively impact the ability of the Upjohn Business to recover the carrying value and can result in an impairment charge.

Goodwill

As a result of the goodwill impairment review work, the Upjohn Business concluded that none of its goodwill was impaired as of December 31, 2019, and it does not believe the risk of impairment is significant at this time.

The Upjohn Business first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors that it considers include, for example, macroeconomic and industry conditions, overall financial performance and other relevant entity-specific events. If the Upjohn Business concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, it then performs a quantitative fair value test.

When the Upjohn Business is required to determine the fair value of a reporting unit, as appropriate for the individual reporting unit, it mainly uses the income approach, but it may also use the market approach or a weighted-average combination of both approaches.

•

The income approach is a forward-looking approach to estimating fair value and relies primarily on internal forecasts. Within the income approach, the method that the Upjohn Business uses is the discounted cash flow method. It starts with a forecast of all the expected net cash flows associated with the reporting unit, which includes the application of a terminal value, and then it applies a reporting unit-specific discount rate to arrive at a net present value amount. Some of the more

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

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significant estimates and assumptions inherent in this approach include: the amount and timing of the projected net cash flows, which includes the expected impact of competitive, legal and/or regulatory forces on the projections, as well as the selection of a long-term growth rate, which seeks to project the sustainable growth rate over the long term; the discount rate, which seeks to reflect the various risks inherent in the projected cash flows; and the tax rate, which seeks to incorporate the geographic diversity of the projected cash flows.

•	The market approach is a historical approach to estimating fair value and relies primarily on external information. Within the market approach are two methods that the Upjohn Business may use:

•

Guideline public company method—this method employs market multiples derived from market prices of stocks of companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market and the application of the identified multiples to the corresponding measure of the Upjohn Business’s reporting unit’s financial performance.

•

Guideline transaction method—this method relies on pricing multiples derived from transactions of significant interests in companies engaged in the same or similar lines of business and the application of the identified multiples to the corresponding measure of the Upjohn Business’s reporting unit’s financial performance.

The market approach is only appropriate when the available external information is robust and deemed to be a reliable proxy for the specific reporting unit being valued; however, these assessments may prove to be incomplete or inaccurate. Some of the more significant estimates and assumptions inherent in this approach include: the selection of appropriate guideline companies and transactions and the determination of applicable premiums and discounts based on any differences in ownership percentages, ownership rights, business ownership forms or marketability between the reporting unit and the guideline companies and transactions.

For all the Upjohn Business reporting units, there are a number of future events and factors that may impact future results and that could potentially have an impact on the outcome of subsequent goodwill impairment testing. See the “––Forward-Looking Information and Factors That May Affect Future Results,” section included in this MD&A.

Benefit Plans

Employees of the Upjohn Business participate in benefit plans sponsored by the Upjohn Business and benefit plans sponsored by Pfizer. The combined balance sheets include the benefit plan assets and liabilities of only those benefit plans or arrangements sponsored by the Upjohn Business. The combined statements of income include benefit plan expenses attributable to Upjohn, including expenses associated with defined benefit and defined contribution plans, as well as other postretirement plans, consisting primarily of medical benefits for retirees. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Upjohn Business. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

The accounting for benefit plans is highly dependent on actuarial estimates, assumptions and calculations, which can result from a complex series of judgments about future events and uncertainties. The assumptions and actuarial estimates required to estimate the net employee benefit obligations for the defined benefit and postretirement plans that are sponsored by the Upjohn Business include the discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality (life expectancy); expected return on plan assets; and healthcare cost trend rates. The assumptions reflect market conditions as of the most recent measurement date(s), the historical experiences of the Upjohn Business and its judgment regarding future expectations that have been deemed reasonable by management. The judgments made in determining the costs of its benefit plans can materially impact the results of operations of the Upjohn Business. For detailed assumptions associated with the benefit plans sponsored by the Upjohn Business, see Notes to Combined Financial Statements—Note 15A. Benefit Plans: Actuarial Assumptions—Upjohn Sponsored Plans.

As of December 31, 2019, the noncurrent portion of the pension benefit obligations, net, and the postretirement benefit obligations, net, increased, in the aggregate, by approximately $5 million compared to December 31, 2018. The increase reflects, among other things, additional pension plans sponsored by Upjohn, which represent newly formed Upjohn plans in 2019 for participants who previously participated in plans sponsored by Pfizer and a decrease in the discount rate used in the measurement of plan obligations, partially offset by an increase in the actual returns on plan assets. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

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The following table provides (i) at the end of each year, the expected annual rate of return on plan assets for the following year, (ii) the actual annual rate of return on plan assets achieved in each year, and (iii) the weighted-average discount rate used to measure the benefit obligations at the end of each year for the Upjohn sponsored plans:

	2019	2018	2017
Pension Plans
Expected annual rate of return on plan assets	3.7%	3.8%	4.3%
Actual annual rate of return on plan assets	11.4	(2.6)	13.3
Discount rate used to measure the plan obligations	1.8	2.4	2.1

Postretirement Plan
Expected annual rate of return on plan assets	—	—	—
Actual annual rate of return on plan assets	—	—	—
Discount rate used to measure the plan obligations	3.2	4.3	3.7

Expected Annual Rate of Return on Plan Assets

Of the Upjohn sponsored plans as of December 31, 2019, only the pension plans in Japan, Puerto Rico, Korea, the Philippines and Taiwan are funded. The assumptions for the expected annual rate of return on the plan assets reflect the actual historical return experience and the long-term assessment of forward-looking return expectations by asset classes, which is used to develop a weighted-average expected return based on the implementation of the targeted asset allocation in the funded Upjohn sponsored plans in Japan, Puerto Rico, Korea, the Philippines and Taiwan.

The expected annual rate of return on plan assets is applied to the fair value of plan assets at each year-end, and the resulting amount is reflected in the net periodic benefit costs in the following year.

The following table illustrates the sensitivity of net periodic benefit costs to a 50 basis point decline in the assumption of the Upjohn Business for the expected annual rate of return on plan assets, holding all other assumptions constant (in millions, pre-tax):

(millions of dollars)	Change	Increase in 2020 Net Periodic Benefit Costs
Assumption
Expected annual rate of return on plan assets	50 basis point decline	$10

The actual return on plan assets resulted in a net gain on plan assets of approximately $140 million during 2019.

Discount Rate Used to Measure Plan Obligations

The weighted-average discount rate used to measure the plan obligations for the Puerto Rico defined benefit plans is determined at least annually and evaluated and modified, as required, to reflect the prevailing market rate of a portfolio of high-quality fixed income investments, rated AA/Aa or better, that reflect the rates at which the pension benefits could be effectively settled. The discount rate used to measure the plan obligations for the international plans sponsored by the Upjohn Business is determined at least annually by reference to investment grade corporate bonds, rated AA/Aa or better, including, when there is sufficient data, a yield-curve approach. These discount rate determinations are made in consideration of local requirements.

The measurement of the plan obligations at the end of the year will affect the amount of service cost, interest cost and amortization expense reflected in the net periodic benefit costs in the following year.

The following table illustrates the sensitivity of net periodic benefit costs and benefit obligations to a 10 basis point decline in our assumption for the discount rate, holding all other assumptions constant (in millions, pre-tax):

(millions of dollars)	Change	Increase in 2020 Net Periodic Benefit Costs	Increase in 2019 Benefit Obligations
Assumption
Discount rate	10 basis point decline	$2	$33

The change in the discount rates used in measuring our plan obligations as of December 31, 2019 resulted in an increase in the measurement of the aggregate plan obligations by approximately $190 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

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Income Tax Assets and Liabilities

During the periods presented in the Upjohn Business’s Combined Financial Statements, the Upjohn Business did not generally file separate tax returns, as the Upjohn Business was generally included in the tax grouping of other Pfizer entities within the respective entity’s tax jurisdiction. The income tax provision included in the Upjohn Business’s Combined Financial Statements has been calculated using the separate return basis, as if the Upjohn Business filed a separate tax return.

In the fourth quarter of 2017, the Upjohn Business recorded an estimate of certain tax effects of the legislation commonly referred to as the Tax Cuts and Jobs Act (“TCJA”), including (i) the impact on deferred tax assets and liabilities from the reduction in the U.S. Federal corporate tax rate from 35% to 21%, (ii) the impact of state income tax considerations, (iii) the $4.3 billion repatriation tax liability on accumulated post-1986 foreign earnings for which the Upjohn Business elected, with the filing of its 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026, and (iv) deferred taxes on basis differences expected to give rise to future taxes on global intangible low-taxed income. In addition, the Upjohn Business had provided deferred tax liabilities in the past on foreign earnings that were not indefinitely reinvested. As a result of the TCJA, in the fourth quarter of 2017, the Upjohn Business reversed an estimate of the deferred taxes that is no longer expected to be needed due to the change to the territorial tax system.

The TCJA subjects a U.S. shareholder to current tax on global intangible low-taxed income earned by certain foreign subsidiaries. The Financial Accounting Standards Board (“FASB”) Staff Q&A, Topic 740, No. 5, Accounting for Global Intangible Low-Taxed Income, states that an accounting policy election is permitted to either recognize deferred taxes for temporary basis differences expected to reverse as global intangible low-taxed income in future years or provide for the tax expense related to such income in the year the tax is incurred. The Upjohn Business has elected to recognize deferred taxes for temporary differences expected to reverse as global intangible low-taxed income in future years. In 2017, the Upjohn Business provided a provisional deferred tax liability of approximately $90 million based on the evaluation of certain temporary differences inside each of its foreign subsidiaries that are expected to reverse as global intangible low-taxed income.

In 2018, the Upjohn Business finalized its provisional accounting for the tax effects of the TCJA based on its best estimates of available information and data, and has reported and disclosed the impacts within the applicable measurement period, in accordance with guidance issued by the U.S. Securities and Exchange Commission (“SEC”), and recorded a favorable adjustment of approximately $26 million to Provision/(benefit) for taxes on income. We believe that there may be additional interpretations, clarifications and guidance from the U.S. Department of Treasury. Any change to our calculations resulting from such additional interpretations, clarifications and guidance would be reflected in the period of issuance. In addition, the amounts recorded may change in the future due to uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. The current portion of the aforementioned repatriation tax liability is reported in Income taxes payable (approximately $320 million now due in July 2020, deferred from the original April 2020 due date by the Internal Revenue Service (“IRS”) in response to the COVID-19 pandemic), and the remaining liability is reported in Other taxes payable in the Upjohn Business’s combined balance sheet as of December 31, 2019. The first installment of $320 million was paid in April 2019.

Income tax assets and liabilities also include income tax valuation allowances and accruals for uncertain tax positions. For additional information, see Notes to Combined Financial Statements—Note 3B. Significant Accounting Policies: Estimates and Assumptions; Note 3N. Significant Accounting Policies: Tax Assets and Liabilities and Income Tax Contingencies; Note 7A. Tax Matters: Taxes on Income; and the “—Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this MD&A.

Contingencies

For a discussion about income tax contingencies, see Notes to Combined Financial Statements—Note 7D. Tax Matters: Tax Contingencies.

For a discussion about legal and environmental contingencies, guarantees and indemnifications, see Notes to Combined Financial Statements—Note 17. Commitments and Contingencies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Components of Revenues and Costs and Expenses

Revenues

Revenues of the Upjohn Business are derived from its diversified product portfolio of medicines. Its portfolio contains 20 globally recognized brands as well as a generics business. Generally, the Upjohn Business sells its products to physicians, patients, pharmacists, insurers, government agencies and other healthcare providers. Its product portfolio enables the Upjohn Business to address the varying needs of different customers. In 2019, its top-selling product, Lyrica, contributed 33% of the Upjohn Business’s revenues, and its top five best-selling products contributed 73% of the Upjohn Business’s revenues. For additional information regarding the Upjohn Business’s products, including descriptions of its product lines, see “Revenues—Selected Product Discussion” section in this MD&A. See also the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges––Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of product exclusivity impacting product revenues.

Revenue Deductions

Gross product revenues of the Upjohn Business are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. For additional information regarding deductions from the Upjohn Business’s revenues, see “Revenues—Overview” section in this MD&A.

Costs and Expenses

The Combined Financial Statements of the Upjohn Business have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business of Pfizer. These Combined Financial Statements do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had the Upjohn Business operated as an independent standalone company during the periods presented. For additional information regarding the cost allocations, see Notes to Combined Financial Statements—Note 2. Basis of Presentation.

Cost of sales consists primarily of cost of materials, facilities and other infrastructure used to manufacture products of the Upjohn Business and royalty expenses associated with the intellectual property of its products, when relevant.

Selling, informational and administrative (“SI&A”) expenses consist of, among other things, the internal and external costs of marketing, promotion, advertising and shipping and handling as well as certain costs for support functions, such as expenses for worldwide technology, facilities, legal, finance, human resources, insurance, business development, public affairs and procurement, among others.

Research and development (“R&D”) expenses consist primarily of project costs specific to new product R&D and brand lifecycle development, overhead costs associated with R&D operations and investments that support local market clinical trials for approved indications as well as worldwide regulatory, medical and safety activities. Examples of new product R&D and brand life cycle development include examining whether there is an opportunity for new indications, label extensions, product formulations, and new market registrations. The Upjohn Business does not disaggregate R&D expenses by therapeutic area for purposes of managing its business.

Amortization of intangible assets consists primarily of the amortization expense for identifiable finite-lived intangible assets that have been acquired through business combinations. These assets consist of, but are not limited to, developed technology and trademarks.

Restructuring charges/(credits) consist of restructuring charges/(credits) associated with cost-reduction/productivity initiatives. Restructuring charges are associated with employees, assets and activities that will not continue in the company. For additional information regarding restructuring charges/(credits), see the Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives.

Other (income)/deductions—net consist primarily of various items, such as reserves for legal matters, net interest (income)/expense, net (gains)/losses on asset disposals, royalty-related income and net periodic benefit costs/(credits) other than service costs, among others. For additional information regarding other (income)/deductions—net, see the Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net.

Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer

The Upjohn Business currently operates as a business unit of Pfizer. The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of Pfizer and include allocations for direct costs and indirect costs attributable to the operations of the Upjohn Business. These Combined Financial Statements do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had the Upjohn Business operated as a standalone public company during the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

For a detailed description of the basis of presentation and an understanding of the limitations of the predictive value of the historical Combined Financial Statements, see Notes to Combined Financial Statements––Note 2. Basis of Presentation.

In addition, the historical Combined Financial Statements may not be reflective of what the results of operations, comprehensive income/(loss), financial position, equity or cash flows of the Upjohn Business might be in the future.

In connection with the pending combination of the Upjohn Business and Mylan, certain assets and liabilities will be transferred to Newco or be retained by Pfizer. Pfizer, Mylan and Newco or their respective subsidiaries, in each case as applicable, intend to enter into, or have entered into, certain agreements that will provide a framework for the ongoing relationship with Pfizer.

With respect to support functions, for example, the historical Combined Financial Statements of the Upjohn Business include expense allocations for certain support functions that prior to 2019 were provided on a centralized basis within Pfizer and beginning in 2019 are a combination of allocations and, on a more limited basis, directly incurred costs, such as expenses for worldwide technology, facilities, legal, finance, insurance, human resources, business development, public affairs and procurement, among others. Following the pending combination of the Upjohn Business and Mylan, pursuant to agreements with Pfizer, Mylan and Newco, Mylan and Newco expect that Pfizer will continue to provide Newco with some of the services related to these functions on a transitional basis in exchange for agreed-upon fees, and Newco may incur other costs to replace the services and resources that will not be provided by Pfizer. The amount and composition of such expenses may vary from historical levels since the fees charged for the services under the agreement may be higher or lower than the costs reflected in the historical allocations.

Analysis of the Combined Statements of Income

The following discussion and analysis of the combined statements of income of the Upjohn Business should be read along with its Combined Financial Statements and the notes thereto, which reflect the results of operations of the Upjohn Business. For more information on the carve-out basis of presentation, see Notes to Combined Financial Statements––Note 2. Basis of Presentation.

ANALYSIS OF THE COMBINED STATEMENTS OF INCOME

	Year Ended December 31,			% Change
(millions of dollars)	2019(a)	2018(a)	2017(a)	19/18	18/17
Revenues	$10,244	$12,431	$13,359	(18)	(7)
Cost of sales(b)	1,713	2,003	2,036	(14)	(2)
% of revenues	16.7%	16.1%	15.2%
Selling, informational and administrative expenses(b)	2,252	2,568	2,771	(12)	(7)
% of revenues	22.0%	20.7%	20.7%
Research and development expenses(b)	279	308	343	(9)	(10)
% of revenues	2.7%	2.5%	2.6%
Amortization of intangible assets	148	157	166	(5)	(6)
% of revenues	1.5%	1.3%	1.2%
Restructuring charges/(credits)	159	39	(80)	*	*
% of revenues	1.6%	0.3%	(0.6)%
Other (income)/deductions—net	362	300	288	21	4

Income before provision/(benefit) for taxes on income	5,331	7,056	7,835	(24)	(10)
% of revenues	52.0%	56.8%	58.6%
Provision/(benefit) for taxes on income	409	925	(2,366)	(56)	*

Effective tax rate	7.7%	13.1%	(30.2)%

Net income before allocation to noncontrolling interests	4,922	6,131	10,201	(20)	(40)
% of revenues	48.1%	49.3%	76.4%
Less: Net income attributable to noncontrolling interests	5	3	3	99	*

Net income attributable to the Upjohn Business	$4,917	$6,128	$10,199	(20)	(40)

% of revenues	48.0%	49.3%	76.3%

Certain amounts and percentages may reflect rounding adjustments.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
(a)	See Notes to Combined Financial Statements—Note 2. Basis of Presentation.
(b)

Exclusive of amortization of intangible assets, except as disclosed in Notes to Combined Financial Statements—Note 3K. Significant Accounting Policies: Amortization of Intangible Assets, Depreciation and Certain Long-Lived Assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Revenues

Revenues—Overview

Revenues—2019 vs. 2018

Revenues in 2019 decreased by $2.2 billion, or 18%, to $10.2 billion, reflecting an operational decrease of $1.9 billion, or 16%, and the unfavorable impact of foreign exchange of $249 million, or 2%.

The following provides an analysis of the changes in Revenues in 2019:

(millions of dollars)
Upjohn Revenues, 2018		$12,431

Operational growth/(decline):
Sales growth in China on products not impacted by volume-based procurement implementation, including Viagra, Celebrex, Zoloft, Lyrica and Effexor	$114
Celebrex, Lyrica and Effexor growth in Japan	72
Lipitor and Norvasc overall sales growth in China, inclusive of declines driven by the March 2019 Chinese government implementation of a volume-based procurement program in certain cities, along with volume growth and geographic expansion in provinces where volume-based procurement was not yet implemented(a)	30
Lower revenues for Lyrica in the U.S., reflecting the expected significantly lower volumes associated with multi-source generic competition that began in July 2019	(1,579)
Declines from increased generic competition for other products which have recently lost exclusivity, primarily Viagra and Relpax in the U.S., as well as a recent generic entry for Revatio in the U.S. and additional generic competition for sildenafil citrate and medroxyprogesterone intramuscular impacting Greenstone	(395)
Other operational factors, net	(181)

Operational decline, net	(1,938)	(1,938)

Operational revenues		10,493
Unfavorable impact of foreign exchange	(249)	(249)

Total Upjohn Revenues decrease	$(2,187)

Upjohn Revenues, 2019		$10,244

(a)

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

See the “—Revenues by Segment and Geography” and “—Revenues—Selected Product Discussion” sections of this MD&A for additional analyses.

Revenues—2018 vs. 2017

Revenues in 2018 decreased by $929 million, or 7%, to $12.4 billion, reflecting an operational decrease of $1.0 billion, or 8%, partially offset by the favorable impact of foreign exchange of $117 million, or 1%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

The following provides an analysis of the changes in Revenues in 2018:

(millions of dollars)
Upjohn Revenues, 2017		$13,359

Operational growth/(decline):
Lipitor and Norvasc product sales growth in Greater China and Emerging Markets	$356
Lyrica growth in the U.S. and Japan	164
Declines from loss of exclusivity primarily from Viagra and Relpax in the U.S., Lyrica in Europe and Australia, and Revatio in Europe, as well as additional generic competition for medroxyprogesterone intramuscular impacting Greenstone and for Nitrostat	(1,118)
Lower revenues for Celebrex in the U.S. and Lipitor in the U.S. and Japan	(216)
Other declines from Greenstone	(106)
Other operational factors, net	(125)

Operational decline, net	(1,045)	(1,045)

Operational revenues		12,314
Favorable impact of foreign exchange	117	117

Total Upjohn Revenues decrease	$(929)

Upjohn Revenues, 2018		$12,431

See the “—Revenues by Segment and Geography” and “—Revenues—Selected Product Discussion” sections of this MD&A for additional analyses.

Inventory Stocking

The Upjohn Business’s policy relating to the supply of pharmaceutical inventory at U.S. wholesalers, and in major international markets, is to generally maintain stocking levels under one month on average and to keep monthly levels consistent from year to year based on patterns of utilization. Historically, the Upjohn Business has been able to closely monitor these customer stocking levels by purchasing information from its customers directly or by obtaining other third-party information. The Upjohn Business believes its data sources to be directionally reliable but cannot verify their accuracy. Further, as the Upjohn Business does not control this third-party data, it cannot be assured of continuing access. Unusual buying patterns and utilization are promptly investigated.

Revenue Deductions

Gross product revenues of the Upjohn Business are subject to a variety of deductions, which generally are estimated and recorded in the same period that the revenues are recognized. Such variable consideration represents chargebacks, rebates, sales allowances and sales returns. These deductions represent estimates of related obligations, and as such, knowledge and judgment are required when estimating the impact of these revenue deductions on gross sales for a reporting period. Historically, the Upjohn Business’s adjustments of estimates to reflect actual results or updated expectations have not been material to its overall business. On a quarterly basis, its adjustments of estimates to reflect actual results generally have been less than 1% of revenues and have resulted in either a net increase or a net decrease in revenues. Product-specific rebates, however, can have a significant impact on year-over-year individual product growth trends.

The following table provides information about revenue deductions:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Medicare rebates(a)	$682	$1,200	$959
Medicaid and related state program rebates(a)	677	985	908
Performance-based contract rebates(a), (b)	1,372	1,560	1,744
Chargebacks(c)	2,185	3,507	3,048
Sales allowances(d)	1,895	2,053	2,041
Sales returns and cash discounts	424	467	431

Total(e)	$7,234	$9,774	$9,131

(a)	Rebates are product-specific and, therefore, for any given year are impacted by the mix of products sold. Medicare rebates are inclusive of the Medicare “coverage gap” discount.
(b)

Performance-based contract rebates include contract rebates with managed care organizations (“MCOs”) primarily within the U.S., including health maintenance organizations and pharmacy benefit managers (“PBMs”), who receive rebates based on the achievement of contracted performance terms and claims under these contracts. Outside the U.S., performance-based contract rebates include rebates to wholesalers/distributors based on achievement of contracted performance for specific products or sales milestones.

(c)	Chargebacks primarily represent reimbursements to U.S. wholesalers for honoring contracted prices to third parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

(d)	Sales allowances primarily represent price reductions that are contractual or legislatively mandated outside the U.S., discounts and distribution fees.
(e)

For the years ended December 31, 2019, 2018 and 2017, associated with the following segments: Developed Markets ($6.5 billion, $9.0 billion and $8.4 billion), Greater China ($427 million, $391 million and $281 million) and Emerging Markets ($320 million, $345 million and $468 million).

Total revenue deductions for 2019 decreased 26% as compared to 2018, primarily as a result of:

•

lower chargebacks to U.S. wholesalers on certain products mostly as a result of a certain contract related to Viagra, which ended in March 2019, and reduced Lyrica volumes due to loss of exclusivity and resulting multi-source generic competition that began in July 2019;

•

a decrease in Medicare rebates and Medicaid and related state program rebates, primarily driven by a significant decrease in Lyrica sales in the U.S. due to multi-source generic competition that began in July 2019;

•	a decrease in contract rebates in the U.S., primarily driven by reduced Lyrica and Viagra volumes following loss of exclusivity;

•	a decrease in sales allowances, primarily related to Greenstone products in the U.S.; and

•

a net decrease in sales returns and cash discounts, primarily due to a decrease in cash discounts, primarily in the U.S. due to lower sales of Lyrica and Viagra following loss of exclusivity, partially offset by an increase in sales returns, primarily for Lyrica in the U.S. due to loss of exclusivity and resulting multi-source generic competition that began in July 2019.

Total revenue deductions for 2018 increased 7% compared to 2017, primarily as a result of:

•	higher chargebacks to U.S. wholesalers on certain products mostly as a result of a certain contract related to Viagra and higher chargebacks in the Greenstone business; and

•	an increase in Medicare rebates and Medicaid and related state program rebates, including an increase in amounts related to the Medicare “coverage gap,”

partially offset by

•	a decline in performance-based contract rebates due to the Viagra sales declines in the U.S.

In 2019, Lyrica accounted for approximately 85% of rebates in the U.S. compared to 88% in 2018. The decrease of Lyrica rebates in the U.S. reflects the expiration of patent protection in June 2019. In addition, a certain contract related to Viagra ended in March 2019 and as a result, net revenues as well as chargebacks declined.

For information on the accruals for Medicare rebates, Medicaid and related state program rebates, performance-based contract rebates, chargebacks, sales allowances and sales returns and cash discounts, including the balance sheet classification of these accruals, see Notes to Combined Financial Statements—Note 3F. Significant Accounting Policies: Revenues and Trade Accounts Receivable.

Revenues by Segment and Geography

Global revenues by operating segment were as follows:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$6,748	$8,848	$10,203	(24)	(23)	(13)	(14)
Greater China	2,430	2,396	1,950	1	6	23	20
Emerging Markets	1,065	1,186	1,207	(10)	(7)	(2)	—

Total	$10,244	$12,431	$13,359	(18)	(16)	(7)	(8)

Certain amounts and percentages may reflect rounding adjustments.

Total revenues in the U.S. were $3.3 billion in 2019, $5.1 billion in 2018 and $6.1 billion in 2017. Revenues exceeded $200 million in each of four countries outside the U.S. in 2019, 2018 and 2017. The U.S., China and Japan were the only countries to contribute more than 10% of total revenue in 2019, 2018 and 2017 and collectively represented 69%, 72% and 71% of total revenues in 2019, 2018 and 2017, respectively. Outside the U.S., China, Japan, and, in 2019 only, South Korea, no country individually contributed more than 3% of total revenues in 2019, 2018 and 2017.

For additional information about operating segment revenues, see the “—Analysis of Operating Segment Information” section of this MD&A.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Significant Product Revenues

The following table provides detailed revenue information for several of the Upjohn Business’s major products:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Lyrica	$3,330	$4,975	$5,077	(33)	(33)	(2)	(2)
Lipitor	1,972	2,029	1,851	(3)	1	10	7
Norvasc	953	1,023	932	(7)	(3)	10	8
Celebrex	724	670	775	8	10	(13)	(15)
Viagra	526	659	1,204	(20)	(17)	(45)	(46)
Effexor	334	316	297	6	8	6	6
Zoloft	294	301	291	(2)	2	4	4
Xalatan/Xalacom	281	316	335	(11)	(8)	(6)	(7)
Xanax	197	198	225	(1)	4	(12)	(13)
Revatio	136	214	252	(36)	(35)	(15)	(16)
Greenstone(a)	538	626	833	(14)	(14)	(25)	(25)
Other	958	1,103	1,287	(13)	(10)	(14)	(15)

Total revenues	$10,244	$12,431	$13,359	(18)	(16)	(7)	(8)

(a)

Includes revenues of approximately $174 million in 2019, $159 million in 2018 and $167 million in 2017 associated with the sale of generic medicines under a three-year license agreement entered into with Allergan in March of 2016. In October 2018, the agreement was extended through December 2021. Under the agreement, on a quarterly basis, the Upjohn Business makes a profit-sharing payment to Allergan.

See the “––Factors Affecting the Upjohn Business Performance––Industry-Specific Challenges––Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of product exclusivity impacting product revenues.

Revenues––Selected Product Discussion

The tables below provide worldwide revenues, by geography, for selected products. References to total change pertain to period-over-period growth rates that include foreign exchange. The difference between the total change and operational change represents the impact of foreign exchange. Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

•	Lyrica:

Lyrica lost exclusivity in the U.S. in June 2019 and anticipated multi-source generic competition began on July 19, 2019.

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$3,125	$4,765	$4,862	(34)	(34)	(2)	(2)
Greater China	71	59	44	19	22	35	34
Emerging Markets	135	151	172	(11)	(8)	(12)	(11)

Worldwide revenues	$3,330	$4,975	$5,077	(33)	(33)	(2)	(2)

Revenues––2019

The worldwide operational decline of 33% in 2019 was driven by (i) declines in the U.S. primarily due to lower volumes driven by multi-source generic competition that began in July 2019; and (ii) generic competition in developed Europe markets and pricing pressures across international markets, partially offset by increased volumes in Japan attributable to growth in the orally dissolving tablet formulation, and increased volumes in China and Russia.

Revenues––2018

The worldwide operational decline of 2% in 2018 was primarily driven by continuing declines from losses of exclusivity in mature Europe markets and Australia, partially offset by growth in the U.S. and growth in the orally dissolving tablet formulation in Japan.

See the “––Factors Affecting the Upjohn Business Performance––Industry-Specific Challenges––Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of Lyrica product exclusivity impacting product revenues.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

•	Lipitor:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$523	$527	$623	(1)	3	(15)	(18)
Greater China	1,227	1,255	986	(2)	2	27	24
Emerging Markets	223	247	242	(10)	(7)	2	4

Worldwide revenues	$1,972	$2,029	$1,851	(3)	1	10	7

Revenues—2019

The worldwide operational growth of 1% in 2019 was mostly due to increased volume-driven demand in China driven by investments to expand into additional geographic areas in provinces in China where the volume-based procurement program had not yet been implemented, partially offset by declines driven by the anticipated unfavorable impact resulting from the March 2019 Chinese government implementation of a volume-based procurement program in certain cities and discontinued sales in Saudi Arabia.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

Revenues—2018

The worldwide operational growth of 7% in 2018 was primarily driven by a 13% operational increase in international markets due to significant increased demand and volume growth in China, partially offset by pricing pressures in China, generic competition in Japan, and the non-recurrence of favorable U.S. rebates that occurred in 2017.

•	Norvasc:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$300	$319	$352	(6)	(3)	(9)	(11)
Greater China	536	558	454	(4)	1	23	19
Emerging Markets	116	146	126	(20)	(16)	16	20

Worldwide revenues	$953	$1,023	$932	(7)	(3)	10	8

Revenues—2019

The worldwide operational decline of 3% in 2019 was primarily due to declines driven by the anticipated unfavorable impact resulting from the March 2019 Chinese government implementation of a volume-based procurement program in certain cities as well as lower volumes in Japan and discontinued sales in Venezuela, partially offset by increased volume-driven demand in China driven by investments in geographic expansion in provinces in China where the volume-based procurement program had not yet been implemented.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Regulatory Environment/Pricing and Access—International” section of this MD&A for information about the volume-based procurement program in China.

Revenues—2018

The worldwide operational growth of 8% in 2018 was primarily driven by a 9% operational increase in international markets due to significant increased volume-driven demand in China, partially offset by generic competition in Japan and pricing pressures in China.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

•	Celebrex:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$422	$375	$472	13	13	(21)	(22)
Greater China	177	154	132	15	20	16	14
Emerging Markets	125	142	170	(11)	(10)	(17)	(17)

Worldwide revenues	$724	$670	$775	8	10	(13)	(15)

Revenues—2019

The worldwide operational growth of 10% in 2019 was mainly due to higher volumes in China, driven by investments in geographic expansion, and higher volumes in Japan, partially offset by supply and pricing pressures in certain emerging markets.

Revenues—2018

The worldwide operational decline of 15% in 2018 was primarily driven by lower volumes and the non-recurrence of a sales deduction reversal in 2017, in the U.S., as well as pricing pressure in Mexico and China, partially offset by increased volume demand in China.

•	Viagra:

Viagra lost exclusivity in the U.S. in December 2017.

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$257	$405	$969	(37)	(34)	(58)	(58)
Greater China	199	178	164	12	17	8	5
Emerging Markets	69	77	72	(10)	(8)	7	8

Worldwide revenues	$526	$659	$1,204	(20)	(17)	(45)	(46)

Revenues—2019

The worldwide operational decline of 17% in 2019 was primarily driven by the loss of exclusivity in the U.S. in December 2017 contributing to lower volumes and pricing pressures, lower volumes across certain developed markets and certain emerging markets, and pricing pressures in China, partially offset by increased retail demand growth in China. Sales of Viagra Connect, the over-the-counter Viagra product in the U.K., were approximately $25 million in 2019.

Revenues—2018

The worldwide operational decline of 46% in 2018 was primarily driven by a 72% decrease in the U.S. driven by generic competition that began in December 2017 when Viagra lost exclusivity. Internationally, there was increased demand in Emerging Markets and China, and the launch of Viagra Connect, the over-the-counter Viagra product, in the U.K. in March 2018.

See the “—Factors Affecting the Upjohn Business Performance––Industry-Specific Challenges––Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information about recent losses and expected losses of Viagra product exclusivity impacting product revenues.

•	Greenstone:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$538	$626	$833	(14)	(14)	(25)	(25)
Greater China	—	—	—	—	—	—	—
Emerging Markets	—	—	—	—	—	—	—

Worldwide revenues	$538	$626	$833	(14)	(14)	(25)	(25)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Revenues—2019

The worldwide operational decline of 14% in 2019 was primarily driven by a decline in sales of sildenafil citrate (Greenstone’s authorized generic of Viagra) and medroxyprogesterone intramuscular (“IM”) (Greenstone’s authorized generic of Pfizer’s Depo-Provera) as a result of generic competition in the U.S., as well as a decline in sales of atorvastatin, partially offset by new sales of diclofenac epolamine topical patch (Greenstone’s authorized generic of Pfizer’s Flector Patch) and increased sales of products under the license agreement entered into with Allergan.

Revenues—2018

The worldwide operational decline of 25% in 2018 was primarily driven by a decline in sales of medroxyprogesterone IM as a result of generic competition in the U.S. following the entry of a Depo-Provera generic competitor in January 2018, as well as a decline in generic atorvastatin sales in the U.S.

•	All Other:

	Year Ended December 31,			% Change
	2019	2018	2017	19/18		18/17
(millions of dollars)				Total	Oper.	Total	Oper.
Developed Markets	$1,583	$1,832	$2,093	(14)	(11)	(12)	(14)
Greater China	221	193	169	15	19	14	12
Emerging Markets	397	424	425	(6)	(3)	—	2

Worldwide revenues	$2,200	$2,448	$2,687	(10)	(7)	(9)	(10)

Revenues—2019

The worldwide operational decline of 7% in 2019 was primarily due to lower sales of Relpax in the U.S. from continued generic competition, lower U.S. oral suspension formulation sales of Revatio and related pricing pressures due to a recent generic entry, lower sales of Relpax in Japan due to loss of exclusivity in December 2018 and lower sales across products in developed Europe markets, partially offset by higher sales volume growth of Effexor in Japan and Zoloft, Effexor and other products in China.

Revenues—2018

The worldwide operational decline of 10% in 2018 was primarily driven by continuing declines following the loss of exclusivity for Relpax in the U.S., lower sales of Xanax in the U.S., Revatio in Europe and Xalatan/Xalacom in Europe and Japan, among others, partially offset by higher sales of Effexor in Japan and Zoloft in China.

See Notes to Combined Financial Statements—Note 18C. Segment, Geographic and Revenue Information: Other Revenue Information for additional information regarding the selected products discussed above.

See the “—Factors Affecting the Upjohn Business Performance—Industry-Specific Challenges—Recent Losses and Expected Losses of Product Exclusivity” section of this MD&A for information regarding the expiration of various patent rights.

See Notes to Combined Financial Statements—Note 17. Commitments and Contingencies for a discussion of recent developments concerning product litigation relating to certain of the products discussed above.

Product Developments

In 2019, the Upjohn Business submitted five Abbreviated New Drug Applications for authorized generics in Japan. In February 2020, the Japanese Ministry of Health, Labor and Welfare approved the Upjohn Business’s authorized generic of celecoxib, representing the first of the requested approvals. The Upjohn Business expects to launch the authorized generic of celecoxib in Japan during the second half of 2020.

Costs and Expenses

Cost of Sales

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Cost of sales	$1,713	$2,003	$2,036	(14)	(2)
As a percentage of Revenues	16.7%	16.1%	15.2%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

2019 vs. 2018

Cost of sales decreased $290 million, or 14%, in 2019, compared to 2018, primarily due to:

•	lower sales volumes as discussed above in Revenues, including a cost of goods sold impact of $131 million due to the June 2019 loss of exclusivity of Lyrica in the U.S.;

•	the favorable impact of allocated gains of $51 million associated with Pfizer hedging activity on intercompany inventory;

•	the favorable impact of foreign exchange of $41 million;

•	the impact of allocated Pfizer global supply network favorable distribution variances; and

•	lower allocated Puerto Rico excise taxes due to lower sales in 2019,

partially offset by:

•	increased cost of sales in China from higher sales volumes of various products; and

•	increased cost of sales in Japan from higher sales volumes of Lyrica, Celebrex and Effexor.

The increase in Cost of sales as a percentage of Revenues in 2019, compared to 2018, was primarily due to the factors discussed above.

2018 vs. 2017

Cost of sales decreased $33 million, or 2%, in 2018, compared to 2017, primarily due to:

•

the non-recurrence of $102 million in inventory losses, overhead costs, and incremental costs related to the period in 2017 during which our Puerto Rico plants were not operational due to hurricanes (for more information, see below); and

•	lower sales volumes of the Greenstone products and Lyrica in Europe and Australia,

partially offset by:

•

increased sales volumes primarily related to key products within our product portfolio, such as Lyrica primarily in the U.S. and Japan, Lipitor primarily in China and Brazil, and Norvasc primarily in China;

•	the unfavorable impact of foreign exchange of $15 million; and

•	the unfavorable impact of allocated losses of $19 million associated with Pfizer hedging activity on intercompany inventory.

The increase in Cost of sales as a percentage of Revenues in 2018, compared to 2017, was primarily due to the decline in revenues as well as all of the factors discussed above.

Impact of Hurricanes in Puerto Rico

We have manufacturing and commercial operations in Puerto Rico, which were impacted by the hurricanes toward the end of the third quarter in 2017. While our two manufacturing sites in Puerto Rico sustained some damage and became inoperable due to issues impacting Puerto Rico overall, both sites have resumed operations and remediation activities were completed in 2018.

Selling, Informational and Administrative (“SI&A”) Expenses

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Selling, informational and administrative expenses	$2,252	$2,568	$2,771	(12)	(7)
As a percentage of Revenues	22.0%	20.7%	20.7%

2019 vs. 2018

SI&A expenses decreased $317 million, or 12%, in 2019, compared to 2018, primarily due to:

•	a reduction in field force and advertising and promotion expenses in Developed Markets, primarily related to Lyrica in the U.S.;

•	the favorable impact of foreign exchange of $56 million; and

•	the non-recurrence of a special, one-time bonus paid in 2018 to virtually all Pfizer colleagues, excluding executives, of $30 million in 2018,

partially offset by:

•	investments in China across key brands.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

2018 vs. 2017

SI&A expenses decreased $203 million, or 7%, in 2018, compared to 2017, primarily due to:

•	decreased investments across several key products, primarily Viagra and Lyrica;

•	lower advertising, promotional and field force expenses, as well as general and administrative expenses, reflecting the benefits of cost-reduction and productivity initiatives; and

•	lower healthcare reform expenses of $42 million,

partially offset by:

•	additional investments in China, primarily for Lipitor and Norvasc; and

•	a special, one-time bonus paid in 2018 to virtually all Pfizer colleagues, excluding executives, of $30 million.

Research and Development (“R&D”) Expenses

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Research and development expenses	$279	$308	$343	(9)	(10)
As a percentage of Revenues	2.7%	2.5%	2.6%

2019 vs. 2018

R&D expenses decreased $29 million, or 9%, in 2019, compared to 2018, primarily due to a decrease in the expense allocations for research, development and medical functions provided by Pfizer’s research and development organization to the Upjohn Business as a result of the further rationalization of services as part of Pfizer’s reorganization that took place on January 1, 2019 and decreased spending for several programs for Lyrica post-approval safety and efficacy studies, partially offset by increased spending for programs related to Geodon post-approval studies and for pipeline product development and the non-recurrence of a Celebrex study close-out adjustment in 2018.

2018 vs. 2017

R&D expenses decreased $35 million, or 10%, in 2018, compared to 2017, primarily due to decreased spending for several programs for Lyrica post-approval safety and efficacy studies.

For additional information on Cost of sales, SI&A and R&D expenses by operating segment, see the “—Analysis of Operating Segment Information” section of this MD&A.

Amortization of Intangible Assets

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Amortization of intangible assets	$148	$157	$166	(5)	(6)
As a percentage of Revenues	1.5%	1.3%	1.2%

2019 vs. 2018

Amortization of intangible assets decreased $9 million, or 5%, in 2019, compared to 2018, primarily due to assets that became fully amortized at the end of their estimated useful lives.

2018 vs. 2017

Amortization of intangible assets decreased $10 million, or 6%, in 2018, compared to 2017, primarily due to assets that became fully amortized at the end of their estimated useful lives.

See also Notes to Combined Financial Statements—Note 12A. Identifiable Intangible Assets and Goodwill: Identifiable Intangible Assets.

Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Costs associated with cost-reduction/productivity initiatives(a)	$185	$89	$(21)	*	*

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
(a)

The costs associated with cost-reduction/productivity initiatives are predominately termination costs. Allocation of costs associated with cost-reduction/productivity initiatives was: $45 million in 2019, $104 million in 2018 and $59 million in 2017. For additional information, see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives.

Pfizer Cost-Reduction/Productivity Initiatives

From 2017 through December 31, 2019, the Upjohn Business incurred costs associated with Pfizer’s global cost-reduction/productivity initiatives across the enterprise, which in large part relate to employee termination costs. During 2018, Pfizer reviewed its business operations and determined that, at the start of its 2019 fiscal year, Pfizer would begin operating under a new commercial structure, which reorganized the Pfizer operations into three businesses––Biopharma, a science-based Innovative medicines business; the Upjohn Business; and a Consumer Healthcare business. As part of the Pfizer reorganization, the Upjohn Business was positioned as a standalone division within Pfizer with distinct and dedicated manufacturing, marketing, regulatory and, subject to limited exceptions, enabling functions, which better enables the Upjohn Business to optimize its growth potential. For the 2017-2019 initiatives, the Upjohn Business achieved savings of approximately $306 million and incurred approximately $355 million in costs over the three-year period 2017-2019. In 2020, the Upjohn Business expects to incur approximately $16 million of direct charges primarily related to employee termination costs to complete restructuring activities associated with the 2017-2019 cost-reduction initiatives. For additional information about this program, see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives.

In addition to these major initiatives, the Upjohn Business continuously monitors its operations for cost-reduction and/or productivity opportunities.

Other (Income)/Deductions—Net

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Other (income)/deductions—net	$362	$300	$288	21	4

Included in Other (income)/deductions—net is allocated Pfizer net interest-related expense of $288 million in 2019, $252 million in 2018 and $259 million in 2017. For information about the components of Other (income)/deductions—net, see Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net.

See also the “––Analysis of Operating Segment Information” section of this MD&A.

Provision/(Benefit) for Taxes on Income

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Provision/(benefit) for taxes on income	$409	$925	$(2,366)	(56)	*
Effective tax rate on operations	7.7%	13.1%	(30.2)%

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

For information about the effective tax rate of the Upjohn Business and the events and circumstances contributing to the changes between periods, see Notes to Combined Financial Statements—Note 7. Tax Matters.

Changes in Tax Laws

On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of the TCJA. The TCJA is complex and significantly changes the U.S. corporate income tax system by, among other things, reducing the U.S. Federal corporate tax rate from 35% to 21%, transitioning U.S. international taxation from a worldwide tax system to a territorial tax system and imposing a repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries. In accordance with guidance issued by the SEC, the Upjohn Business recorded provisional estimates of the legislation in the fourth-quarter 2017. In 2018, the Upjohn Business finalized its provisional accounting for the tax effects of the TCJA based on its best estimates of available information and data, and has reported and disclosed the impacts within the applicable measurement period, in accordance with guidance provided by the SEC. For additional information, see Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income, and the “––Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources––Contractual Obligations” section of this MD&A.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

On January 23, 2017, the Governor of Puerto Rico signed into law Act No. 3-2017, amending Section 2101 of the Puerto Rico Internal Revenue Code of 1994, which imposes an excise tax that was effective beginning in 2011 (Act 154). The excise tax is imposed on the purchase of products by multinational corporations and their affiliates from their Puerto Rico affiliates. As originally adopted, the excise tax was to be in effect from 2011 through 2016 and the tax rate was to decline over time from 4% in 2011 to 1% in 2016. Act No. 2-2013 extended the excise tax through 2017 and, effective July 1, 2013, increased the tax rate to 4% for all years through 2017. Act No. 3-2017 further extended the excise tax for all years through 2027 at a rate of 4%. The excise tax has been recorded in Cost of sales and Provision/(benefit) for taxes on income, as appropriate.

Non-GAAP Financial Measure (“Adjusted Income”)

General Description of Non-GAAP Financial Measure (“Adjusted Income”)

Adjusted income is an alternative view of performance used by management. The Upjohn Business measures the performance of the overall company on this basis in conjunction with other performance metrics. Because Adjusted income is an important internal measurement for Pfizer and the Upjohn Business, the Upjohn Business believes that investors’ understanding of its performance is enhanced by disclosing this performance measure. The Upjohn Business presents Adjusted income and certain components of Adjusted income in order to portray the results of its major operations—the manufacture, marketing and sale of pharmaceutical products—prior to considering certain income statement elements. Adjusted income is defined by the Upjohn Business as Net income attributable to the Upjohn Business before the impact of purchase accounting for acquisitions and certain significant items, which are described below. Similarly, it has defined the Adjusted income components as Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/ deductions—net each before the impact of purchase accounting for acquisitions and certain significant items. The Adjusted income measure and the Adjusted income component measures are not, and should not be viewed as, substitutes for U.S. GAAP net income or U.S. GAAP net income components.

The following are examples of how the Adjusted income measure is utilized:

•	senior management of Pfizer and the Upjohn Business receive a monthly analysis of the operating results of the Upjohn Business that is prepared on an Adjusted income basis;

•	the annual budget of the Upjohn Business is prepared on an Adjusted income basis; and

•

Pfizer and the Upjohn Business’s senior management’s annual compensation is derived, in part, using Adjusted income measures. The bonus plan for virtually all bonus-eligible, non-sales-force employees worldwide, including the Upjohn Business Executive Leadership Team members and other members of senior management, are funded from one pool based on Pfizer’s performance measured by three financial metrics, one of which is derived from Adjusted income and accounts for 40% of the bonus pool funding. The Upjohn Business is allocated a portion of the funded bonus pool based on its performance. In addition, effective in 2019, Adjusted net income, which is derived from Adjusted income, is one of the measures utilized to determine payout for performance share awards and is used for performance years starting in 2019, except for the 2017 performance share award grant that used the previous metric Adjusted operating income.

Adjusted income and its components are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Adjusted income and its components (unlike U.S. GAAP net income and its components) may not be comparable to the calculation of similar measures of other companies. Adjusted income and its components are presented solely to permit investors to more fully understand how management assesses performance.

The Upjohn Business also recognizes that, as internal measures of performance, the Adjusted income and its components measures have limitations, and it does not restrict its performance-management process solely to these metrics. A limitation of these measures is that they provide a view of operations without including all events during a period, such as the effects of an acquisition or amortization of purchased intangibles, and do not provide a comparable view of performance to other companies in the pharmaceutical industry.

See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for each of the years ended December 31, 2019, 2018 and 2017 below.

Purchase Accounting Adjustments

Adjusted income is calculated prior to considering certain significant purchase accounting impacts resulting from business combinations and net asset acquisitions. These impacts, primarily associated with Pfizer’s acquisitions of Pharmacia in 2003 and Wyeth in 2009, can include amortization related to the increase in fair value of the acquired finite-lived intangible assets, and to a much lesser extent, depreciation related to the increase/decrease in fair value of the acquired fixed assets (primarily manufacturing facilities). Therefore, the Adjusted income measure includes the revenues earned upon the sale of the acquired products without considering the acquisition cost of those products. Upjohn did not complete any business combinations during the periods covered by this MD&A.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Certain of the purchase accounting adjustments can occur through 20 or more years, but this presentation provides an alternative view of the performance of the Upjohn Business that is used by management to internally assess business performance. It is the belief of the Upjohn Business that the elimination of amortization attributable to acquired intangible assets provides management and investors an alternative view of its business results by trying to provide a degree of parity to internally developed intangible assets for which R&D costs previously have been expensed.

However, a completely accurate comparison of internally developed intangible assets and acquired intangible assets cannot be achieved through Adjusted income. This component of Adjusted income is derived solely from the impacts of the items listed in the first paragraph of this section. The impacts of any other differences in experience that might have occurred if the Upjohn Business had discovered and developed those intangible assets on its own have not been factored in, and this approach does not intend to be representative of the results that would have occurred in those circumstances. For example, costs to manufacture may have been different. In addition, marketing efforts of the Upjohn Business may have been received differently by its customers. As such, in total, there can be no assurance that the Adjusted income amounts would have been the same as presented had the Upjohn Business discovered and developed the acquired intangible assets.

Certain Significant Items

Adjusted income is calculated prior to considering certain significant items. Certain significant items represent substantive and/or unusual items that are evaluated on an individual basis. Such evaluation considers both the quantitative and the qualitative aspects of their nature. Certain significant items may be highly variable and difficult to predict. Furthermore, in some cases it is reasonably possible that they could reoccur in future periods. For example, major non-acquisition-related cost-reduction programs stand on their own as they are specific to an event or goal with a defined term, but there may be subsequent programs based on reorganizations of the business, cost productivity or in response to operational or economic conditions. Legal charges to resolve litigation are also related to specific cases, which are facts and circumstances specific. Unusual items may represent items that are not part of the ongoing business; items that, either as a result of their nature or size, would not be expected to occur as part of the normal business on a regular basis; items that would be non-recurring; or items that relate to products the Upjohn Business no longer sells. While not all-inclusive, examples of items that could be included as certain significant items would be major non-acquisition-related restructuring charges and associated implementation costs; amounts related to certain disposals of businesses, products or facilities that do not qualify as discontinued operations under U.S. GAAP; certain intangible asset impairments; allocated Pfizer gains and losses from equity securities because of their inherent volatility, which the Upjohn Business does not control and cannot predict with any level of certainty and because it does not believe that including these gains and losses assists investors in understanding its business or is reflective of its core operations and business; adjustments related to the resolution of certain tax positions; the impact of adopting certain significant, event-driven tax legislation, such as the TCJA discussed in Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income; or charges related to certain legal matters, such as certain of those discussed in Notes to Combined Financial Statements—Note 17A. Commitments and Contingencies: Legal Proceedings. Normal, ongoing defense costs or settlements of and accruals for legal matters made in the normal course of business would not be considered certain significant items.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Reconciliation of U.S. GAAP Reported to Non-GAAP Adjusted Information—Certain Line Items

	Year Ended December 31, 2019
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$10,244	$—	$—	$10,244
Cost of sales	1,713	—	(12)	1,701
Selling, informational and administrative expenses	2,252	(1)	(17)	2,234
Research and development expenses	279	—	(9)	269
Amortization of intangible assets	148	(147)	—	1
Restructuring charges/(credits)	159	—	(159)	—
Other (income)/deductions—net	362	4	(252)	114
Income before provision/(benefit) for taxes on income	5,331	145	449	5,925
Provision/(benefit) for taxes on income(b)	409	24	464	898
Net income before allocation to noncontrolling interests	4,922	121	(15)	5,028
Net income attributable to noncontrolling interests	5	—	—	5
Net income attributable to the Upjohn Business	4,917	121	(15)	5,023

	Year Ended December 31, 2018
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$12,431	$—	$—	$12,431
Cost of sales	2,003	—	(19)	1,983
Selling, informational and administrative expenses	2,568	(2)	(48)	2,519
Research and development expenses	308	—	(1)	307
Amortization of intangible assets	157	(156)	—	1
Restructuring charges/(credits)	39	—	(39)	—
Other (income)/deductions—net	300	7	(80)	227
Income before provision/(benefit) for taxes on income	7,056	151	188	7,395
Provision/(benefit) for taxes on income(b)	925	26	74	1,026
Net income before allocation to noncontrolling interests	6,131	125	113	6,369
Net income attributable to noncontrolling interests	3	—	—	3
Net income attributable to the Upjohn Business	6,128	125	113	6,367

	Year Ended December 31, 2017
(millions of dollars)	GAAP Reported	Purchase Accounting Adjustments(a)	Certain Significant Items(a)	Non-GAAP Adjusted
Revenues	$13,359	$—	$—	$13,359
Cost of sales	2,036	(1)	(145)	1,891
Selling, informational and administrative expenses	2,771	(2)	(16)	2,753
Research and development expenses	343	—	(1)	342
Amortization of intangible assets	166	(166)	—	1
Restructuring charges/(credits)	(80)	—	80	—
Other (income)/deductions—net	288	10	(114)	184
Income before provision/(benefit) for taxes on income	7,835	159	195	8,189
Provision/(benefit) for taxes on income(b)	(2,366)	35	5,005	2,673
Net income before allocation to noncontrolling interests	10,201	124	(4,809)	5,516
Net income attributable to noncontrolling interests	3	—	—	3
Net income attributable to the Upjohn Business	10,199	124	(4,809)	5,513

(a)	For details of adjustments, see “Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income” below.
(b)

The effective tax rate on Non-GAAP Adjusted income was 15.1%, 13.9% and 32.6% in the years ended December 31, 2019, 2018 and 2017, respectively. The increase in the effective tax rate on Non-GAAP Adjusted income for 2019 compared with 2018 was primarily due to an unfavorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as a decrease in tax benefits associated with the

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations. The decrease in the effective tax rate on Non-GAAP Adjusted income for 2018 compared with 2017 was primarily due to tax benefits associated with the December 2017 enactment of the TCJA, a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations.

Details of Income Statement Items Included in GAAP Reported but Excluded from Non-GAAP Adjusted Income

Adjusted income, as shown above, excludes the following items:

	Year Ended December 31,
(millions of dollars)	2019	2018	2017
Purchase accounting adjustments
Amortization of intangible assets(a)	$147	$156	$166
Other	(2)	(5)	(7)

Total purchase accounting adjustments—pre-tax	145	151	159
Income taxes(b)	(24)	(26)	(35)

Total purchase accounting adjustments—net of tax	121	125	124

Certain significant items
Restructuring charges/(credits)––cost-reduction initiatives(c)	159	39	(80)
Implementation costs and additional depreciation—asset restructuring(d)	26	49	59
Certain legal matters, net(e)	252	73	128
Inventory losses and other costs due to Hurricanes in Puerto Rico(f)	(1)	(13)	102
One-time bonus related to enactment of TCJA(g)	—	30	—
Other(h)	13	9	(14)

Total certain significant items—pre-tax	449	188	195
Income taxes(i)	(464)	(74)	(5,005)

Total certain significant items—net of tax	(15)	113	(4,809)

Total purchase accounting adjustments and certain significant items—net of tax, attributable to the Upjohn Business	$106	$239	$(4,685)

(a)	Included in Amortization of intangible assets.
(b)

Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes do not reflect any changes associated with the enactment of the TCJA. Changes resulting from the TCJA have been reflected in the line item, Certain significant items “Income taxes”.

(c)

Amounts relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges (see Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost Reduction/Productivity Initiatives). For all periods, the charges/(credits) were primarily related to employee termination costs. For 2017, the credits were mostly related to reversals of previously recorded accruals for employee termination costs.

(d)

Primarily included in Cost of sales ($12 million, $33 million and $42 million in 2019, 2018 and 2017, respectively), Selling, informational and administrative expenses ($12 million, $16 million and $16 million in 2019, 2018 and 2017, respectively) and Research and development expenses ($2 million in 2019 only). Represents the impact of changes in estimated useful lives of assets involved in restructuring actions related to acquisitions.

(e)	Included in Other (income)/deductions—net (see Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net).
(f)

Primarily included in Cost of sales. In 2019 and 2018, represents income in connection with the hurricanes in Puerto Rico. In 2017, represents inventory losses, overhead costs related to the period in which the Puerto Rico plants were not operational as a result of the hurricanes in Puerto Rico toward the end of the third quarter of 2017. For additional information, see the “––Costs and Expenses: Cost of sales” section of this MD&A.

(g)

Included in Selling, informational and administrative expenses. Represents a charge in 2018 for a special one-time bonus paid to virtually all colleagues excluding executives, which was one of several actions taken by Pfizer after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the TCJA.

(h)

For 2019, primarily included in Selling, informational and administrative expenses ($5 million) and Research and development expenses ($7 million). For 2018, primarily included in Selling, informational and administrative expenses ($1 million) and Other (income)/deductions—net ($7 million). For 2017, primarily included in Other (income)/deductions—net ($14 million income). For 2019, includes, among other things, an upfront license fee payment of $4.5 million to Genzum. For 2018, includes, among other things, an allocation of net losses on investments of $4 million. For 2017, primarily includes an allocation of net gains on investments of $14 million.

(i)

Included in Provision/(benefit) for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The amount in 2019 was favorably impacted primarily by a benefit recorded of approximately $290 million, representing tax and interest, resulting from the favorable settlement of a U.S. IRS audit for multiple years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The amount in 2018 was favorably impacted primarily by tax benefits related to the TCJA, including certain current year tax initiatives, as well as adjustments to the provisional estimate of the legislation, reported and disclosed within the applicable measurement period in accordance with guidance issued by the SEC. The amount in 2017 was favorably impacted by tax benefits primarily associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries associated with the TCJA. See Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Analysis of Operating Segment Information

The following tables and associated notes provide additional information about the performance of the three operating segments of the Upjohn Business for the periods presented—the Developed Markets segment, the Greater China segment and the Emerging Markets segment. For additional information about each operating segment, see the Notes to Combined Financial Statements—Note 18. Segment, Geographic and Revenue Information.

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to the combined statements of income for the years ended December 31, 2019, 2018 and 2017:

	Year Ended December 31, 2019
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$6,748	$2,430	$1,065	$—	$10,244	$—	$10,244
Operating expenses(a)	1,948	674	384	1,198	4,204	40	4,244
Amortization of intangible assets	—	—	—	—	1	147	148
Restructuring charges/(credits)	—	—	—	—	—	159	159
Other (income)/deductions––net	(2)	(4)	3	117	114	247	362

Income/(loss) before provision/(benefit) for taxes on income	$4,802	$1,760	$678	$(1,315)	$5,925	$(594)	$5,331

	Year Ended December 31, 2018
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$8,848	$2,396	$1,186	$—	$12,431	$—	$12,431
Operating expenses(a)	2,476	669	439	1,226	4,809	70	4,879
Amortization of intangible assets	—	—	—	—	1	156	157
Restructuring charges/(credits)	—	—	—	—	—	39	39
Other (income)/deductions—net	(26)	—	5	247	227	73	300

Income/(loss) before provision/(benefit) for taxes on income	$6,399	$1,728	$742	$(1,473)	$7,395	$(339)	$7,056

	Year Ended December 31, 2017
(millions of dollars)	Developed Markets(b)	Greater China(b)	Emerging Markets(b)	Other(c)	Non-GAAP Adjusted(d)	Reconciling Items(e)	GAAP Reported
Revenues	$10,203	$1,950	$1,207	$—	$13,359	$—	$13,359
Operating expenses(a)	2,695	515	465	1,312	4,986	164	5,150
Amortization of intangible assets	—	—	—	—	1	166	166
Restructuring charges/(credits)	—	—	—	—	—	(80)	(80)
Other (income)/deductions––net	(7)	—	(2)	193	184	104	288

Income/(loss) before provision/(benefit) for taxes on income	$7,515	$1,435	$744	$(1,505)	$8,189	$(354)	$7,835

(a)	Comprised of Cost of sales, Selling, informational and administrative expenses and Research and development expenses.
(b)	Amounts represent the revenues and costs managed by each operating segment. The expenses generally include only those costs directly attributable to the operating segment.
(c)	Other comprises the costs included in Adjusted income components (see footnote (d) below) that are managed outside of the three operating segments and includes the following:

	Year Ended December 31, 2019
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	250	—	947	1,198
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions—net	(1)	—	119	117

Loss before provision/(benefit) for taxes on income	$(249)	$—	$(1,066)	$(1,315)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

	Year Ended December 31, 2018
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	261	7	958	1,226
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions—net	(1)	—	248	247

Loss before provision/(benefit) for taxes on income	$(260)	$(7)	$(1,206)	$(1,473)

	Year Ended December 31, 2017
	Other Business Activities
(millions of dollars)	RDM(i)	GPD(ii)	Corporate and Other Unallocated(iii)	Total
Revenues	$—	$—	$—	$—
Operating expenses(iv)	296	12	1,004	1,312
Amortization of intangible assets	—	—	—	—
Restructuring charges/(credits)	—	—	—	—
Other (income)/deductions—net	—	—	193	193

Loss before provision/(benefit) for taxes on income	$(296)	$(12)	$(1,196)	$(1,505)

(i)

RDM—the R&D expenses managed by the Upjohn Research, Development and Medical organization and, to a lesser extent, the Pfizer Research, Development and Medical organization, which are both generally responsible for research activities.

(ii)

GPD—the costs managed by the Upjohn Research, Development and Medical organization and the Pfizer Global Products Development organization, which provides technical support and other services, associated with facilitating all regulatory submissions and interactions with regulatory agencies.

(iii)

Corporate and Other Unallocated—the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

(iv)	Comprised of Cost of sales, Selling, informational and administrative expenses and Research and development expenses.
(d)	See the “—Non-GAAP Financial Measure (Adjusted Income)” section of this MD&A for a definition of these “Adjusted Income” components.
(e)

Includes costs associated with (i) purchase accounting adjustments; and (ii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or Non-GAAP adjusted measure of performance, see the “—Non-GAAP Financial Measure (“Adjusted Income”)” section of this MD&A.

Developed Markets Operating Segment

2019 vs. 2018

Revenues

Developed Markets Revenues decreased $2.1 billion, or 24%, to $6.7 billion, reflecting an operational decrease of $2.0 billion, or 23%, and the unfavorable impact of foreign exchange of $101 million, or 1%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

The following provides an analysis of the changes in Developed Markets Revenues:

(millions of dollars)
Developed Markets Revenues, 2018		$8,848
Operational growth/(decline):
Celebrex, Effexor, and Lyrica growth in Japan	$72
Lower revenues for Lyrica in the U.S., reflecting the expected significantly lower volumes associated with multi-source generic competition that began in July 2019	(1,579)
Declines from increased generic competition for other products which have recently lost exclusivity, primarily Viagra and Relpax in the U.S., as well as a recent generic entry for Revatio in the U.S. and additional generic competition for sildenafil citrate and medroxyprogesterone intramuscular impacting Greenstone	(395)
Other operational factors, net	(97)

Operational decline, net	(1,999)	(1,999)

Operational revenues		6,849
Unfavorable impact of foreign exchange	(101)	(101)

Developed Markets Revenues decrease	$(2,100)

Developed Markets Revenues, 2019		$6,748

Costs and Expenses

Operating expenses—Developed Markets operating expenses decreased $527 million, or 21%, due to an operational decrease of $510 million, or 21%, and the favorable impact of foreign exchange of $18 million, or 1%. The operational decrease was primarily driven by a decrease in cost of sales due to lower sales volumes as a result of product losses of exclusivity and generic competition, as well as a reduction in field force and advertising and promotion expenses, primarily related to Lyrica in the U.S.

2018 vs. 2017

Revenues

Developed Markets Revenues decreased $1.4 billion, or 13%, to $8.8 billion, reflecting an operational decrease of $1.4 billion, or 14%, partially offset by the favorable impact of foreign exchange of $72 million, or 1%.

The following table provides an analysis of the changes in Developed Markets Revenues:

(millions of dollars)
Developed Markets Revenues, 2017		$10,203
Operational growth/(decline):
Declines from loss of exclusivity primarily from Viagra and Relpax in the U.S., Lyrica in Europe and Australia, and Revatio in Europe, as well as additional generic competition for medroxyprogesterone intramuscular impacting Greenstone and for Nitrostat	$(1,118)
Lyrica growth in the U.S. and Japan	164
Lower revenues for Celebrex in the U.S. and Lipitor in the U.S. and Japan	(216)
Other declines from Greenstone	(106)
Other operational factors, net	(151)

Operational decline, net	(1,427)	(1,427)

Operational revenues		8,777
Favorable impact of foreign exchange	72	72

Developed Markets Revenues decrease	$(1,355)

Developed Markets Revenues, 2018		$8,848

Costs and Expenses

Operating expenses—Developed Markets operating expenses decreased $219 million, or 8%, due to an operational decrease of $223 million, or 8%, partially offset by the impact of unfavorable foreign exchange of $4 million, or less than 1%. The operational decrease was primarily driven by a reduction in field force and advertising and promotion expenses as well as lower cost of sales as a result of loss of exclusivity of Viagra in the U.S., continued cost reductions overall for Europe, and reduction in field force and advertising and promotion expenses for Lyrica in the U.S. in advance of the June 2019 loss of exclusivity, partially offset by increased cost of sales for Lyrica in the U.S., which was still growing during this period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Greater China Operating Segment

2019 vs. 2018

Revenues

Greater China Revenues increased $34 million, or 1%, to $2.4 billion, reflecting operational growth of $145 million, or 6%, partially offset by the unfavorable impact of foreign exchange of $111 million, or 5%.

The following provides an analysis of the changes in Greater China Revenues:

(millions of dollars)
Greater China Revenues, 2018		$2,396
Operational growth/(decline):
Celebrex and Lyrica sales growth, mainly in China	$44
Lipitor and Norvasc overall sales growth, mainly in China, inclusive of declines driven by the March 2019 Chinese government implementation of a volume-based procurement program in certain cities, along with volume growth and geographic expansion in provinces where volume-based procurement was not yet implemented(a)	34
Viagra sales growth, mainly in China	31
Zoloft and Effexor sales growth, mainly in China	23
Other operational factors, net	14

Operational growth, net	145	145

Operational revenues		2,541
Unfavorable impact of foreign exchange	(111)	(111)

Greater China Revenues increase	$34

Greater China Revenues, 2019		$2,430

(a)

See the “––Factors Affecting the Upjohn Business Performance––Industry-Specific Challenges––Regulatory Environment/Pricing and Access–– International” section of this MD&A for information about the volume-based procurement program in China.

Costs and Expenses

Operating expenses—Greater China operating expenses increased $5 million, or 1%, due to an operational increase of $76 million, or 11%, partially offset by the favorable impact of foreign exchange of $71 million, or 11%. The operational increase was primarily due to increased cost of goods sold from higher sales volumes and increased field force expenses from investments made in geographic expansion, both primarily in China.

2018 vs. 2017

Revenues

Greater China Revenues increased $447 million, or 23%, to $2.4 billion, reflecting operational growth of $382 million, or 20%, and the favorable impact of foreign exchange of $65 million, or 3%.

The following table provides an analysis of the changes in Greater China Revenues:

(millions of dollars)
Greater China Revenues, 2017		$1,950
Operational growth/(decline):
Lipitor and Norvasc sales growth, mainly in China	$321
Celebrex and Lyrica sales growth, mainly in China	33
Other operational factors, net	28

Operational growth, net	382	382

Operational revenues		2,331
Favorable impact of foreign exchange	65	65

Greater China Revenues increase	$447

Greater China Revenues, 2018		$2,396

Costs and Expenses

Operating expenses—Greater China operating expenses increased $154 million, or 30%, due to an operational increase of $116 million, or 23%, and the unfavorable impact of foreign exchange of $38 million, or 7%. The operational increase was primarily due to increased field force and advertising and promotion expenses as well as increased cost of goods sold from higher sales volumes and investments made in geographic expansion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Emerging Markets Operating Segment

2019 vs. 2018

Revenues

Emerging Markets Revenues decreased $121 million, or 10%, to $1.1 billion, reflecting an operational decrease of $84 million, or 7%, and the unfavorable impact of foreign exchange of $37 million, or 3%.

The following provides an analysis of the changes in Emerging Markets Revenues:

(millions of dollars)
Emerging Markets Revenues, 2018		$1,186
Operational growth/(decline):
Declines in Norvasc and Lipitor sales, net, driven by discontinued sales of Norvasc in Venezuela and Lipitor in Saudi Arabia, and declines in Lipitor from other Gulf countries in the Middle East, partially offset by Lipitor stock build with a distributor in Vietnam	$(41)
Declines in Celebrex and Lyrica sales, net, driven by Celebrex pricing pressure in Mexico from generics and supply issues in Saudi Arabia and Thailand and Lyrica sales decline in Saudi Arabia	(26)
Other operational factors, net	(17)

Operational decline, net	(84)	(84)

Operational revenues		1,102
Unfavorable impact of foreign exchange	(37)	(37)

Emerging Markets Revenues decrease	$(121)

Emerging Markets Revenues, 2019		$1,065

Costs and Expenses

Operating expenses—Emerging Markets operating expenses decreased $55 million, or 13%, due to an operational decrease of $56 million, or 13%, and the unfavorable impact of foreign exchange of $1 million, or less than 1%. The operational decrease was primarily due to lower cost of sales due to discontinued sales of Lipitor in Saudi Arabia, and lower field force expenses, other marketing expenses and general and administrative expenses across several products and markets.

2018 vs. 2017

Revenues

Emerging Markets Revenues decreased $20 million, or 2%, to $1.2 billion, primarily due to the unfavorable impact of foreign exchange.

The following table provides an analysis of the changes in Emerging Markets Revenues:

(millions of dollars)
Emerging Markets Revenues, 2017		$1,207
Operational growth/(decline):
Lipitor and Norvasc sales growth, net, across Emerging Markets	$35
Celebrex sales decline in Mexico due to generic entry	(17)
Other operational factors, net	(18)

Operational decline, net	(1)	(1)

Operational revenues		1,206
Unfavorable impact of foreign exchange	(20)	(20)

Emerging Markets Revenues decrease	$(20)

Emerging Markets Revenues, 2018		$1,186

Costs and Expenses

Operating expenses—Emerging Markets operating expenses decreased $26 million, or 6%, due to an operational decrease of $11 million, or 2%, and the favorable impact of foreign exchange of $15 million, or 3%. The operational decrease was primarily driven by lower field force expenses in Brazil and Saudi Arabia, partially offset by higher manufacturing costs for the Upjohn Business’s products associated with Pfizer’s manufacturing operations in Saudi Arabia, which commenced production in 2017.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Analysis of the Combined Statements of Comprehensive Income

Changes in the components of Accumulated other comprehensive loss reflect the following:

2019

•

Foreign currency translation adjustments, net, mainly reflects the strengthening of the U.S. dollar against the euro and the Korean won, partially offset by the weakening of the U.S. dollar against the Japanese yen and Mexican peso.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects a decrease in the net loss from (i) gain from actual return on plan assets; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the net impact from curtailments and settlements for elimination of coverage of certain non-Upjohn plan participants, partially offset by (i) an increase in net loss on the benefit obligation from the decrease in discount rates and lump sum interest rates; (ii) transfer in of net losses for the newly established Upjohn sponsored plans outside the U.S.; and (iii) the unfavorable impact on foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, mainly reflects (i) the transfer of net prior service costs to the newly established Upjohn sponsored plans outside the U.S.; (ii) the amortization of prior service credits previously recognized in Other comprehensive income; and (iii) curtailment gains for the elimination of coverage of certain non-Upjohn plan participants, partially offset by the favorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

2018

•	Foreign currency translation adjustments, mainly reflects the strengthening of the U.S. dollar against the euro, U.K. pound and Chinese renminbi.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects an increase in net loss from actual loss on plan assets, offset by (i) gain on the benefit obligation from the increase in discount rate assumption; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the favorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, mainly reflects (i) the reclassification into income of amounts related to amortization of changes in prior service credits previously recognized in Other comprehensive income; (ii) the unfavorable impact on prior service cost of a plan amendment; and (iii) the unfavorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

2017

•	Foreign currency translation adjustments, mainly reflects the weakening of the U.S. dollar against the euro, U.K. pound and the Canadian dollar.

•

Benefit plans: actuarial gains/(losses), net, mainly reflects a gain from actual return on plan assets, offset by (i) a loss on the benefit obligation from the decrease in discount rate assumption; (ii) the amortization of net loss previously recognized in Other comprehensive income; and (iii) the unfavorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

•

Benefit plans: prior service (costs)/credits and other, net, mainly reflects the reclassification into income of amounts related to amortization of changes in prior service credits previously recognized in Other comprehensive income, partially offset by the favorable impact of foreign exchange. For additional information, see Notes to Combined Financial Statements—Note 15. Benefit Plans.

Analysis of the Combined Balance Sheets

For information about certain financial assets and liabilities, see the “—Analysis of the Combined Statements of Cash Flows” section of this MD&A, the “—Analysis of Financial Condition, Liquidity and Capital Resources: Selected Measures of Liquidity and Capital Resources” section of this MD&A and Notes to Combined Financial Statements—Note 9. Financial Instruments.

For information about events and circumstances impacting tax-related accounts, see Notes to Combined Financial Statements—Note 7. Tax Matters.

For a description of changes in Total Equity, see the combined statements of equity. For the components of Net transfers (to)/from Pfizer that are included within Total Equity, see Notes to Combined Financial Statements—Note 19. Related Party Transactions.

For information related to changes in Accumulated other comprehensive loss, see the “—Analysis of the Combined Statements of Comprehensive Income” section of this MD&A and Notes to Combined Financial Statements—Note 8. Accumulated Other Comprehensive Income/(Loss).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

The changes in the asset and liability accounts as of December 31, 2019, compared to December 31, 2018, generally reflect, and the following explanations exclude, fluctuations in foreign currency exchange rates and the impact of the adoption of a new accounting standard in the first quarter of 2019 (see Notes to Combined Financial Statements—Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard).

•

For Trade accounts receivable, less allowance for doubtful accounts, the change reflects the timing of sales and collections in the normal course of business, as well as a decrease in trade accounts receivable resulting from reduced sales, including lower Lyrica sales volumes due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019.

•	For Inventories, the change reflects a decrease of inventories in the normal course of business.

•

For Other current assets, the change reflects a net increase in assets in the normal course of business (see Notes to Combined Financial Statements—Note 13A. Other Current and Noncurrent Assets: Other Current Assets).

•	For Property, plant and equipment, less accumulated depreciation, the change primarily reflects capital additions in the normal course of business, partially offset by depreciation during the period.

•	For Identifiable intangible assets, less accumulated amortization, the change primarily reflects amortization for the period.

•

For Other noncurrent assets, the change reflects a net increase in assets in the normal course of business (see Notes to Combined Financial Statements—Note 13B. Other Current and Noncurrent Assets: Other Noncurrent Assets).

•

For Trade accounts payable, the change reflects the timing of purchases and payments in the normal course of business, as well as a decrease to amounts under payment to state agencies for Medicaid, as a result of reduced Lyrica sales in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019.

•	For Accrued compensation and related items, the change reflects payments and accruals in the normal course of business.

•

For Other current liabilities, the change reflects a decrease in liabilities associated with payments and accruals in the normal course of business, including decreases in rebate and royalty accruals and an increase in accrued sales returns recorded for Lyrica in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019, an increase in accruals for legal contingencies and an increase in restructuring accruals (see Notes to Combined Financial Statements—Note 14A. Other Current and Noncurrent Liabilities: Other Current Liabilities and—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/ Productivity Initiatives).

•

For Other noncurrent liabilities, the change reflects an increase in accruals in the normal course of business, including an increase in the sales returns reserve recorded for Lyrica in the U.S. due to loss of product exclusivity in the U.S. in June 2019 and the multi-source generic competition that began in July 2019 (see Notes to Combined Financial Statements—Note 14B. Other Current and Noncurrent Liabilities: Other Noncurrent Liabilities).

Analysis of the Combined Statements of Cash Flows

	Year Ended December 31,			% Change
(millions of dollars)	2019	2018	2017	19/18	18/17
Cash provided by/(used in):
Operating activities	$4,720	$5,721	$7,397	(17)	(23)
Investing activities	(98)	(59)	(50)	67	18
Financing activities	(4,438)	(5,662)	(7,350)	(22)	(23)
Effect of exchange-rate changes on cash and cash equivalents	(1)	—	—	*	*

Net increase/(decrease) in Cash and cash equivalents	$184	$—	$(2)	*	*

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

In the combined statements of cash flows, the line item, Other changes in assets and liabilities, is presented excluding the effects of changes in foreign currency exchange rates, as these changes do not reflect actual cash inflows or outflows and excluding any other significant non-cash movements. Accordingly, the amounts shown will not necessarily agree with the changes in the assets and liabilities that are presented in the combined balance sheets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Operating Activities

2019 vs. 2018

Net cash provided by operating activities was $4.7 billion in 2019, compared to $5.7 billion in 2018. The decrease in net cash provided by operating activities reflects a decrease in net cash generated from net income. The net cash generated reflects the timing of receipts from customers and payments to vendors in the ordinary course of business.

In 2019, the change in the line item Other adjustments, net primarily reflects, among other things, increases in net allocated gains on foreign exchange contracts.

In 2019 and 2018, the line item Other changes in assets and liabilities primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current and noncurrent assets, trade accounts payable, accrued compensation, other current and noncurrent liabilities, as well as in 2019, the adjustment necessary to reflect the non-cash nature of a favorable settlement of a U.S. IRS audit for multiple tax years (see Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income).

For additional information about changes in other assets and liabilities account balances, see the “—Analysis of the Combined Balance Sheets” in this MD&A.

2018 vs. 2017

Net cash provided by operating activities was $5.7 billion in 2018, compared to $7.4 billion in 2017. The decrease in net cash provided by operating activities reflects a decrease in net cash generated from net income. The net cash generated reflects the timing of receipts from customers and payments to vendors in the ordinary course of business.

In 2018, the change in the line item Other adjustments, net primarily reflects, among other things, decreases in allocated net gains on foreign exchange contracts, partially offset by decreases in allocated net unrealized losses on equity securities.

In 2018 and 2017, the line item Other changes in assets and liabilities primarily reflects changes, in the normal course of business, in trade accounts receivable, inventories, other current and noncurrent assets, trade accounts payable, accrued compensation and other current and noncurrent liabilities.

For additional information about changes in other assets and liabilities account balances, see the “—Analysis of the Combined Balance Sheets” in this MD&A.

Investing Activities

2019 vs. 2018

Net cash used in investing activities was $98 million in 2019, compared to $59 million in 2018. The change in net cash used in investing activities was primarily attributable to an increase in cash used for purchases of property, plant and equipment of $46 million and an increase in cash used for payment to a collaboration partner of $4.0 million (see Notes to Combined Financial Statements—Note 4. Collaborative Arrangements), partially offset by an increase in cash proceeds from an allocation of insurance recoveries of $8.6 million for property damage related to Hurricane Maria (see Notes to Combined Financial Statements—Note 6. Other (Income)/Deductions—Net).

2018 vs. 2017

Net cash used in investing activities was $59 million in 2018, compared to $50 million in 2017. The change in net cash used in investing activities was primarily attributable to an increase in cash used for purchases of property, plant and equipment.

Financing Activities

2019 vs. 2018

Net cash used in financing activities was $4.4 billion in 2019, compared to $5.7 billion in 2018. The decrease in net cash used in financing activities was primarily attributable to changes in net financing from Pfizer.

2018 vs. 2017

Net cash used in financing activities was $5.7 billion in 2018, compared to $7.4 billion in 2017. The decrease in net cash used in financing activities was primarily attributable to changes in net financing from Pfizer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Analysis of Financial Condition, Liquidity and Capital Resources

Selected Measures of Liquidity and Capital Resources

The following table provides certain relevant measures of liquidity and capital resources of the Upjohn Business:

(millions of dollars, except ratios)	December 31, 2019	December 31, 2018
Selected financial assets:
Cash and cash equivalents	$184	$—
Trade accounts receivable less allowance for doubtful accounts	1,946	2,353
Working capital(a)	916	1,045
Ratio of current assets to current liabilities	1.28:1	1.28:1

(a)	The changes in working capital at December 31, 2019 were primarily due to the timing of accruals, cash receipts and payments in the ordinary course of business.

The Upjohn Business participates in Pfizer’s centralized cash management system, and generally, all of its excess cash is transferred to Pfizer on a daily basis. Cash disbursements for operations and/or investing activities are funded as needed by Pfizer. Cash and cash equivalents from Upjohn operations in subsidiaries that are completely Upjohn dedicated as of December 31, 2019 are $184 million. There are no Cash and cash equivalents in subsidiaries that are completely Upjohn dedicated as of December 31, 2018.

For additional information about the sources and uses of funds, see “—Analysis of the Combined Balance Sheets” and “—Analysis of the Combined Statements of Cash Flows.”

Accounts receivable overall are usually collected over a period of 60 to 90 days, with underlying customer collection terms market specific. The Upjohn Business regularly monitors its accounts receivable for collectability, particularly in markets where economic conditions remain uncertain. The Upjohn Business believes its allowance for doubtful accounts is appropriate. Its assessment is based on such factors as past due history, historical and expected collection patterns, the financial condition of its customers, the robust nature of its credit and collection practices and the economic environment.

The Pending Combination of the Upjohn Business and Mylan—Expected Cash Distribution to Pfizer

Prior to the Combination, Pfizer will engage in a series of transactions to contribute the Upjohn Business to Newco, so that the Upjohn Business is separated from Pfizer’s other businesses. Newco will make a cash payment to Pfizer equal to $12 billion as partial consideration for the contribution of the Upjohn Business from Pfizer to Newco. Newco has obtained financing commitments from certain financial institutions that will permit Newco to incur borrowings in an aggregate principal amount of up to $12 billion. Newco may issue debt securities or incur other debt financing in lieu of borrowing under the financing commitments. Newco expects to use the proceeds of such financings to make the Cash Distribution to Pfizer. Newco will incur such indebtedness prior to the date of the Distribution and would be responsible for the costs of the financing (including cash payments of interest in respect of the financing) from the date of issuance assuming the transaction closes. From and after the Distribution and the Combination, the combined company would be responsible for the costs of the financing (including cash payments of interest in respect of such financing) from the date of issuance. See the “—Introduction—The Pending Combination of the Upjohn Business and Mylan” and “—Overview of the Upjohn Business, Performance and Operating Environment—The Upjohn Business—The Pending Combination of the Upjohn Business and Mylan” sections in this MD&A for more information regarding the Cash Distribution.

Pfizer, the Upjohn Business and Mylan are in the process of negotiating the terms on which Pfizer would transfer Meridian and/or certain Pfizer assets that currently form part of the Mylan-Japan collaboration to Viatris following the completion of the proposed combination of the Upjohn Business and Mylan. There can be no assurance that any agreement or transaction will result from these negotiations and if the parties are unsuccessful in their efforts to negotiate the terms of such potential transactions, Meridian and/or the Pfizer assets that currently form part of the Mylan-Japan collaboration will remain with Pfizer. The Upjohn Business’s results of operations, financial condition and cash flows presented in this MD&A and in the Upjohn Business’s Combined Financial Statements and notes thereto do not include the results of operations, assets and liabilities or cash flows of Meridian and the Mylan-Japan collaboration.

Domestic and International Selected Financial Assets

Many of the operations of the Upjohn Business are conducted outside the U.S., and significant portions of its selected financial assets are held internationally. The amount of funds held in U.S. tax jurisdictions can fluctuate due to the timing of receipts and payments in the ordinary course of business and due to other reasons, such as business-development activities. As part of its ongoing liquidity assessments, the Upjohn Business regularly monitors the mix of domestic and international

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

cash flows (both inflows and outflows). The changes in tax law under the TCJA, which includes transitioning U.S. international taxation from a worldwide tax system to a territorial tax system, will also allow the Upjohn Business to more easily access its selected financial assets globally. As a result of the enactment of the TCJA, in 2018 Pfizer repatriated the majority of its cash held internationally as of year-end 2017 as cash is managed centrally.

Global Economic Conditions—General

At this time, the global economic environment has not had, nor does the Upjohn Business anticipate it will have, a material impact on its liquidity or capital resources. Due to its significant operating cash flows, the Upjohn Business continues to believe that it has, and will maintain, the ability to meet its liquidity needs for the foreseeable future. The Upjohn Business monitors its liquidity position continuously in the face of evolving economic conditions, but there can be no guarantee that changes in global financial markets and global economic conditions will not affect our liquidity or capital resources or impact our ability to obtain financing in the future. For additional information see the “—Factors Affecting the Upjohn Business Performance—The Global Economic Environment” section in this MD&A.

Global Economic Conditions—Venezuela and Argentina Operations

The Venezuela and Argentina operations continue to operate with the U.S. dollar as the functional currency due to the hyperinflationary status of their respective economies. The impact to the Upjohn Business is not considered material.

Contractual Obligations

Payments due under contractual obligations as of December 31, 2019 mature as follows:

		Years
(millions of dollars)	Total	2020	2021-2022	2023-2024	Thereafter
Other long-term liabilities(a)	$196	$19	$39	$40	$97
Operating leases(b)	28	8	8	4	8
Purchase obligations and other(c)	69	15	26	19	9
Taxes payable on deemed repatriated accumulated post-1986 earnings of foreign subsidiaries(d)	3,680	320	640	920	1,800
Uncertain tax positions(e)	25	25	—	—	—

(a)

Includes expected payments relating to the Upjohn Business’s pension and postretirement plans that do not currently have sufficient assets to cover projected benefit payments over the next 10 years. The expected payments are based on current actuarial assumptions and, therefore, actual benefit payments may differ from expected payments if those assumptions are not met. Also, excludes $121 million of liabilities related to legal matters and employee terminations, most of which do not represent contractual obligations. See also the liquidity discussion above in this “—Analysis of Financial Condition, Liquidity and Capital Resources” section, as well as Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives and Note 15A. Benefit Plans: Pension and Postretirement Plans—Cash Flows––Upjohn Sponsored Plans.

(b)	Includes future minimum rental commitments under non-cancelable operating leases. See Notes to Combined Financial Statements—Note 3S. Significant Accounting Policies: Leases.
(c)

Includes agreements to purchase goods and services that are enforceable and legally binding and primarily includes amounts relating to a utilities contract at the Vega Baja manufacturing site and advertising services.

(d)

Represents estimated cash payments related to the TCJA repatriation tax for which the Upjohn Business elected, with the filing of its 2018 U.S. Federal Consolidated Income Tax Return, payment over eight years through 2026 (with the next installment now due in July 2020, deferred from the original April 2020 due date by the IRS in response to the COVID-19 pandemic). The obligations may vary as a result of changes in uncertain tax positions and/or availability of attributes such as foreign tax and other credit carryforwards. For additional information, see Notes to Combined Financial Statements—Note 7A. Tax Matters: Taxes on Income and Note 7C. Tax Matters: Deferred Taxes.

(e)

Includes only income tax amounts currently payable. The Upjohn Business is unable to predict the timing of tax settlements related to its noncurrent obligations for uncertain tax positions as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation.

Off-Balance Sheet Arrangements

In the ordinary course of business and in connection with the sale of assets and businesses and other transactions, the Upjohn Business often indemnifies its counterparties against certain liabilities that may arise in connection with a transaction or that are related to events and activities prior to or following a transaction. If the indemnified party were to make a successful claim pursuant to the terms of the indemnification, the Upjohn Business may be required to reimburse the loss. These indemnification obligations generally are subject to various restrictions and limitations. Historically, the Upjohn Business has not paid significant amounts under these provisions and, as of December 31, 2019, the estimated fair value of its indemnification obligations was not significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

New Accounting Standards

Recently Adopted Accounting Standards

See Notes to Combined Financial Statements—Note 3A. Significant Accounting Policies: Adoption of New Accounting Standard.

Recently Issued Accounting Standards, Not Adopted as of December 31, 2019

Standard/Description	Effective Date	Effect on the Financial Statements or Other Significant Matters

In June 2016, the FASB issued new guidance on accounting for credit losses of financial instruments. The new guidance replaces the probable initial recognition threshold for incurred loss estimates in current GAAP with a methodology that reflects expected credit loss estimates.	January 1, 2020

This standard includes financial instruments, such as accounts receivable.

Previously, when credit losses were measured under GAAP, an entity generally only considered past events and current conditions in measuring the incurred loss.

The new guidance requires the Upjohn Business to identify, analyze, document and support new methodologies for quantifying expected credit loss estimates for its financial instruments, using information such as historical experience and current economic conditions, plus the use of reasonable supportable forecast information. The Upjohn Business does not expect this new guidance to have a material impact on its combined financial statements.

In January 2017, the FASB issued new guidance for goodwill impairment testing. The new guidance eliminates the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. Under the new guidance the goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount, and recognizing an impairment charge for the amount by which the carrying amount of the reporting unit exceeds its fair value, although it cannot exceed the total amount of goodwill allocated to that reporting unit.	January 1, 2020	This new guidance is not expected to have a material impact on the combined financial statements of the Upjohn Business.

In August 2018, the FASB issued new guidance related to customers’ accounting for implementation costs incurred in a cloud computing arrangement that is considered a service contract. The new guidance aligns the requirements for capitalizing implementation costs in such arrangements with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new guidance can be adopted either prospectively or retrospectively.	January 1, 2020	This new guidance is not expected to have a material impact on the combined financial statements of the Upjohn Business.

In November 2018, the FASB issued new guidance clarifying the interaction between the accounting guidance for collaboration agreements and revenue from contracts with customers.	January 1, 2020	This new guidance is not expected to have a material impact on the combined financial statements of the Upjohn Business.

In December 2019, the FASB issued new guidance that simplifies the accounting for income taxes by eliminating certain exceptions to the guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill.	January 1, 2021 Early adoption is permitted	The Upjohn Business is assessing the impact of the provisions of this new guidance on its combined financial statements.

In March 2020, the FASB issued new guidance to address reference rate reform by providing temporary optional expedients and exceptions to the guidance for contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued after 2021 because of reference rate reform.

The new guidance provides the following optional expedients:

1.  Simplify accounting analyses under current U.S. GAAP for contract modifications.

2.  Simplify the assessment of hedge effectiveness and allow hedging relationships affected by reference rate reform to continue.

3.  Allow a one-time election to sell or transfer debt securities classified as held to maturity that reference a rate affected by reference rate reform.

	Elections can be adopted prospectively at any time in the first quarter of 2020 through December 31, 2022	The Upjohn Business is assessing the impact of the provisions of this new guidance on its combined financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Contingencies

Legal Matters

The Upjohn Business is subject to numerous contingencies arising in the ordinary course of business, such as patent litigation, product liability and other product-related litigation, commercial litigation, environmental claims and proceedings, government investigations and guarantees and indemnifications. For more information, see Notes to Combined Financial Statements—Note 17. Commitments and Contingencies.

Certain of these contingencies could result in losses, including damages, fines and/or civil penalties, which could be substantial, and/or criminal charges.

The Upjohn Business believes that its claims and defenses in these matters are substantial, but litigation is inherently unpredictable and excessive verdicts do occur. The Upjohn Business could incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on the Upjohn Business’s results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid.

The Upjohn Business has accrued for losses that are both probable and reasonably estimable. Substantially all of its contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss and/or the measurement of any loss can be complex. Consequently, the Upjohn Business is unable to estimate the range of reasonably possible loss in excess of amounts accrued. The assessments are based on estimates and assumptions that have been deemed reasonable by management, but the assessment process relies heavily on estimates and assumptions that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause the Upjohn Business to change those estimates and assumptions.

Tax Matters

The Upjohn Business is subject to numerous contingencies arising in the ordinary course of business for tax matters. For more information, see Notes to Combined Financial Statements—Note 7D. Tax Matters: Tax Contingencies.

The Upjohn Business accounts for income tax contingencies using a benefit recognition model. If the initial assessment fails to result in the recognition of a tax benefit, the Upjohn Business regularly monitors its position and subsequently recognizes the tax benefit: (i) if there are changes in tax law, analogous case law or there is new information that sufficiently raise the likelihood of prevailing on the technical merits of the position to “more likely than not”; (ii) if the statute of limitations expires; or (iii) if there is a completion of an audit resulting in a favorable settlement of that tax year with the appropriate agency. The Upjohn Business regularly re-evaluates its tax positions based on the results of audits of federal, state and local and foreign income tax filings, statute of limitations expirations, changes and clarification in tax law or receipt of new information that would either increase or decrease the technical merits of a position relative to the more-likely-than-not standard.

The assessments of the Upjohn Business are based on estimates and assumptions that have been deemed reasonable by management, but estimates of unrecognized tax benefits and potential tax benefits may not be representative of actual outcomes, and variation from such estimates could materially affect the financial statements of the Upjohn Business in the period of settlement or when the statutes of limitations expire, as the Upjohn Business treats these events as discrete items in the period of resolution. Finalizing audits with the relevant taxing authorities can include formal administrative and legal proceedings, and, as a result, it is difficult to estimate the timing and range of possible changes related to the uncertain tax positions of the Upjohn Business, and such changes could be significant.

Forward-Looking Information and Factors That May Affect Future Results

This report and other written or oral statements that the Upjohn Business makes from time to time contain forward-looking statements. Such forward-looking statements involve substantial risks and uncertainties. The Upjohn Business has tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “should,” “would,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “potential,” “intend,” “continue,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, the Upjohn Business’s anticipated operating and financial performance, business plans and prospects, expectations for its products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, government regulation, the Upjohn Business’s ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply, and its expectations regarding the impact of COVID-19 on the Upjohn Business’s business, operations, financial condition and results. In particular, these include statements relating to future actions, including, among others, the expected timing, benefits, charges and/or costs in connection with the pending combination of the Upjohn Business with Mylan to create a new global pharmaceutical company, Viatris, set forth in the “—Introduction,” “—Overview of the Upjohn Business, Performance and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

Operating Environment,” “—Comparability of Historical Results and the Upjohn Business’s Relationship with Pfizer” and “—Analysis of Financial Condition, Liquidity and Capital Resources––Selected Measures of Liquidity and Capital Resources—The Pending Combination of the Upjohn Business and Mylan—Expected Cash Distribution to Pfizer” sections of this MD&A, the anticipated impact of COVID-19 on the Upjohn Business’s business, operations, financial condition and results set forth in the “—Factors Affecting the Upjohn Business Performance—The Global Economic Environment” section of this MD&A, the Upjohn Business’s anticipated liquidity position set forth in the “—Factors Affecting the Upjohn Business Performance” and “—Analysis of Financial Condition, Liquidity and Capital Resources” sections of this MD&A, the anticipated costs and savings from certain initiatives set forth in the “—Costs and Expenses—Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives” section of this MD&A and in the Notes to Combined Financial Statements—Note 5. Restructuring Charges/(Credits) and Other Costs Associated with Cost-Reduction/Productivity Initiatives, and the expected payments to the unfunded (non-qualified) pension and postretirement plans and expected funding obligations set forth in the “—Analysis of Financial Condition, Liquidity and Capital Resources—Selected Measures of Liquidity and Capital Resources—Contractual Obligations” section of this MD&A. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

•	Mylan’s ability to obtain shareholder approval of the Combination contemplated by the RMT Agreements necessary to complete the RMT Transactions;

•	failure to satisfy conditions to the closing of the RMT Transactions;

•

the separation of the Upjohn Business from Pfizer and its integration with Mylan’s business, operations and culture and the ability of the combined company to operate as effectively and efficiently as expected, and the combined company’s ability to successfully manage and integrate acquisitions generally;

•	the combined company’s ability to realize the synergies and benefits expected to result from the Combination within the anticipated time frame or at all;

•	changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate the Upjohn Business or the combined company’s business;

•	potential distraction of management’s time and attention from the ongoing business operations of the Upjohn Business or the combined company as a result of the RMT Transactions;

•

changes in senior management, the loss of key employees or the ability of the Upjohn Business or the combined company to retain and hire key personnel and maintain relationships with key business partners;

•	the competitive pressures faced by the Upjohn Business or the combined company;

•	the ability of the Upjohn Business or the combined company to maintain existing relationships and arrangements, and develop new ones, with customers, suppliers and other business partners;

•	actions and decisions of healthcare and pharmaceutical regulators;

•

the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

•

legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain pharmaceutical products to control costs in those markets;

•	uncertainties regarding future demand, pricing and reimbursement for the products of the Upjohn Business or the combined company;

•

trends toward managed care and healthcare cost containment, and the ability of the Upjohn Business and the combined company to obtain or maintain timely or adequate pricing or favorable formulary placement for its products;

•	the development and transition of new products and the enhancement of existing products to meet customer needs and respond to emerging trends in the pharmaceutical industry;

•

any regulatory, legal or other impediments to the ability of the Upjohn Business or the combined company to bring new products to market, including, but not limited to, where the Upjohn Business or the combined company uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”);

•

the outcome of clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, and the ability of the Upjohn Business or the combined company to execute on new product opportunities;

•

any changes in or difficulties with the manufacturing, distribution and delivery by the Upjohn Business or the combined company of products, including any difficulties with facilities (including with respect to remediation and restructuring activities), supply chain or inventory or the ability to meet anticipated demand;

•

the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on the Upjohn Business’s business, operations, financial condition and results, including due to travel limitations, social distancing and government-mandated work-from-home or shelter-in-place orders; potential manufacturing disruptions and delays and supply chain interruptions, including challenges related to reliance on third-party suppliers; impacts on product demand, including due to reduced numbers of in-person meetings with prescribers, patient visits with physicians, as well as increased unemployment, resulting in lower new prescriptions or refills of existing prescriptions; costs associated with the COVID-19 pandemic, including protocols intended to reduce the risk of transmission; potential interruptions or delays in the operations of certain regulatory authorities, including potential delays or disruptions related to regulatory approvals in connection with the anticipated combination of the Upjohn Business with Mylan, or related to our product registrations and submissions; uncertainties regarding the duration and severity of the pandemic; and government or regulatory actions to contain the virus or control the supply of medicines, each of which may also precipitate or amplify the impact of the other factors listed in this section;

•

the ability to meet competition from generic and branded products after the loss or expiration of patent protection for the products of the Upjohn Business or the combined company, or competitor products;

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

•

the success of external business-development activities of the combined company, including the ability to identify and execute on potential business-development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, and the ability to realize the anticipated benefits of any such transactions;

•	any significant issues involving the largest wholesaler/distributors of the Upjohn Business or the combined company;

•

the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on the revenues of the Upjohn Business or the combined business and on patient confidence in the integrity of their respective medicines;

•

uncertainties based on the formal change in relationship between the U.K. government and the EU, which could have implications on the commercial and general business operations of the Upjohn Business or the combined company in the U.K. and the EU, including the supply of products;

•

the protection of the intellectual property assets of the Upjohn Business or the combined company, including intellectual property licensed from third parties and intellectual property shared with former parent companies;

•	any significant breakdown, infiltration or interruption of the information technology systems and infrastructure of the Upjohn Business or the combined company;

•	contingencies related to actual or alleged environmental contamination;

•	risks associated with international operations;

•	foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

•	the impact of purchase accounting adjustments and certain significant items;

•	the risk of an impairment charge related to intangible assets or goodwill;

•	changes in U.S. GAAP;

•	risks related to internal control over financial reporting;

•	the resolution of pending investigations, claims and disputes; and

•	the effects of macroeconomic and geopolitical trends and events, including any possible future changes in global financial markets.

The Upjohn Business cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements and are cautioned not to put undue reliance on forward-looking statements.

The Upjohn Business undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects.

We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

The operating segment information provided in this report does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of the Upjohn Business’s operating segments would have recorded had each segment operated as a standalone company during the periods presented.

Financial Risk Management

The Upjohn Business participates in Pfizer’s centralized financial risk management program, the objective of which is to minimize the impact of foreign exchange rate movements and interest rate movements on earnings. Pfizer manages these financial exposures through operational means and through the use of third-party instruments. These practices may change as economic conditions change. Included in the Upjohn Business’s combined statements of income is (i) an allocation of interest-related income and expenses, including the effect of hedging activities, associated with the Pfizer corporate investments and debt that is deemed to be associated with the Upjohn Business; and (ii) an allocation for the impact of Pfizer’s derivative financial instruments used for offsetting changes in foreign currency rates net of the related exchange gains and losses for the portion that is deemed to be associated with the Upjohn Business.

Foreign Exchange Risk

A significant portion of the revenues and costs of the Upjohn Business are exposed to changes in foreign exchange rates. The primary net foreign currency translation exposures of the Upjohn Business are the Chinese renminbi, the Japanese yen, the euro and the Korean won. As a business unit of Pfizer and under Pfizer’s risk management umbrella, the Upjohn Business seeks to manage its foreign exchange risk in part through operational means, including managing same-currency revenues in

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE UPJOHN BUSINESS

relation to same-currency costs and same-currency assets in relation to same-currency liabilities. The fair values of Pfizer’s financial instrument holdings are analyzed at year-end to determine their sensitivity to foreign exchange rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming that a change in one currency’s rate relative to the U.S. dollar would not have any effect on another currency’s rates relative to the U.S. dollar, if the dollar were to appreciate against all other currencies by 10%, as of December 31, 2019, the expected adverse impact deemed to be associated with the Upjohn Business would not be significant to the Upjohn Business’s net income.

Interest Rate Risk

The Upjohn Business did not have any investment (apart from investments that comprise the plan assets in the pension plans sponsored by the Upjohn Business) or borrowings at December 31, 2019. However, as noted above, the combined statements of income include an allocation of interest-related income and expenses, including the effect of hedging activities, associated with the Pfizer corporate investments and debt. Pfizer is subject to interest rate risk on its investments and on its borrowings. The fair values of Pfizer’s financial instrument holdings are analyzed at year-end to determine their sensitivity to interest rate changes. In this sensitivity analysis, holding all other assumptions constant and assuming a parallel shift in the interest rate curve for all maturities and for all instruments, if there were a one hundred basis point decrease in interest rates as of December 31, 2019, the expected adverse impact deemed to be associated with the Upjohn Business would not be significant to the Upjohn Business’s net income.